SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CONSOLIDATED-TOMOKA LAND CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

Notice of

Annual Meeting

of Shareholders and

2017 Proxy Statement

CONSOLIDATED-TOMOKA LAND CO. Post Office Box 10809 Daytona Beach, Florida 32120-0809

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting Date: April 26, 2017

Time: 2:00 p.m. local time

Location: LPGA International Clubhouse, 1000 Champions Drive, Daytona Beach, Florida 32124

AGENDA:

1.	Election of the seven director nominees listed in the Proxy Statement;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2017;

3.	Hold an advisory vote to approve executive compensation;

4.	Hold an advisory vote on the frequency of the advisory vote to approve executive compensation; and

5.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on March 2, 2017, are entitled to notice of, and to participate in and vote at the meeting. A complete list of shareholders as of the record date will be available for shareholders’ inspection at the corporate offices at 1530 Cornerstone Boulevard, Suite 100, Daytona Beach, Florida 32117, for ten days prior to the meeting.

Please note that Wintergreen Advisors, LLC (“Wintergreen”) filed a preliminary proxy statement on March 10, 2017 and has proposed four alternative director nominees for election at the Annual Meeting. You may receive solicitation materials from Wintergreen seeking your proxy to vote for Wintergreen’s nominees. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY WINTERGREEN. If you have already voted using a green proxy card sent to you by Wintergreen, you can REVOKE it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided, or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE YOUR SHARES BY SIGNING AND DATING THE ENCLOSED WHITE PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR BY VOTING VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE ENCLOSED WHITE PROXY CARD.

As discussed in further detail below, in response to feedback from our shareholders, we implemented significant changes to our executive compensation program in a way that we feel better links pay to our performance, while continuing to be effective at attracting and retaining top talent. You will find information about these changes in the section of this Proxy Statement called “Compensation Discussion and Analysis” (including the “Highlights” section).

If you have any questions or need any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., at 212-929-5500 (call collect) or toll free at 800-322-2885. You may also contact them by email at cto@mackenziepartners.com.

By Order of the Board of Directors

Daniel E. Smith

Corporate Secretary

Daytona Beach, Florida

March 21, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on April 26, 2017: Consolidated-Tomoka Land Co.’s 2017 Proxy Statement and Annual Report to Shareholders on Form 10-K for the year ended December 31, 2016 and filed with the Securities and Exchange Commission are available at: www.ViewOurMaterial.com/CTO.

CONSOLIDATED-TOMOKA LAND CO.

PROXY STATEMENT

Page
1	GENERAL INFORMATION
7	BACKGROUND OF THE SOLICITATION
12	PROPOSAL 1: ELECTION OF DIRECTORS
17	DIRECTOR COMPENSATION FOR 2016
18	CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS
24	BENEFICIAL OWNERSHIP OF COMMON STOCK
25	COMPENSATION DISCUSSION AND ANALYSIS: HIGHLIGHTS
27	COMPENSATION DISCUSSION AND ANALYSIS
42	COMPENSATION COMMITTEE REPORT
42	SUMMARY COMPENSATION TABLE FOR 2014-2016
43	TOTAL REALIZED COMPENSATION TABLE FOR 2014-2016
44	GRANTS OF PLAN-BASED AWARDS DURING THE YEAR ENDED DECEMBER 31, 2016
45	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2016
45	OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2016
46	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
48	COMPENSATION RISKS
48	REPORT OF THE AUDIT COMMITTEE
50	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
51	PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
52	PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
52	OTHER MATTERS
52	SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
52	SHAREHOLDER PROPOSALS
54	ANNUAL REPORT

CONSOLIDATED-TOMOKA LAND CO. Post Office Box 10809 Daytona Beach, Florida 32120-0809

GENERAL INFORMATION

Why am I receiving this proxy statement? The board of directors (the “Board of Directors” or “Board”) of Consolidated-Tomoka Land Co., a Florida corporation (the “Company,” “we,” “our” and “us”) is soliciting proxies for use at the annual meeting of stockholders to be held on Wednesday, April 26, 2017 at 2:00 p.m., local time, at the LPGA International Clubhouse, 1000 Champions Drive, Daytona Beach, Florida (and at any adjournments or postponements thereof) (the “Annual Meeting”). The purpose of the Annual Meeting is as set forth in the attached Notice of Annual Meeting of Shareholders.

On or about March 21, 2017, the Company commenced mailing and made available electronically to our shareholders: (1) a definitive proxy statement; (2) a proxy card and voting instructions; and (3) a copy of our 2016 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year-ended December 31, 2016, and our audited consolidated financial statements included therein.

What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully. You may also receive a proxy statement from Wintergreen. On March 10, 2017, Wintergreen filed a preliminary proxy statement with the SEC.

What is the purpose of the Annual Meeting? The purpose of the Annual Meeting is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) the election of seven directors to one-year terms expiring at the 2018 Annual Meeting of Shareholders; (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2017; (3) an advisory vote to approve executive compensation; and (4) an advisory vote on the frequency of the advisory vote to approve executive compensation. This proxy statement provides you with detailed information about these matters. You may also receive a proxy statement from Wintergreen pertaining to their director nominees.

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof, if properly presented at the Annual Meeting.

What is a record date and who is entitled to vote at the Annual Meeting? The record date for determining the shareholders entitled to vote at the Annual Meeting was March 2, 2017. The record date was established by our Board as required by the laws of Florida, and our bylaws. Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof. You are entitled to one vote for each share that you owned on the record date on every matter submitted to the meeting. Our Articles of Incorporation and Bylaws do not provide for cumulative voting for the election of directors, which is permitted but not required by Florida law.

How many shares can be voted and what is a quorum? You are entitled to one vote for each share of our common stock that you own as of the close of business on March 2, 2017. At the close of business on March 2, 2017, there were 5,717,154 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The attendance by proxy or in person of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, or 2,858,578 shares of common stock, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by Internet, telephone or proxy card, your shares will be considered present at the Annual Meeting and part of the quorum. Abstentions and broker “non-votes” will be considered shares represented at the meeting for the purposes of establishing a quorum.

What different methods can I use to vote? You have a choice of voting:

●	By telephone;

●	Over the Internet;

●	By mail; or

●	In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote by telephone, over the Internet, or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation. If you vote by telephone or over the Internet, you should not return a proxy card.

Wintergreen, a stockholder of the Company, filed a preliminary proxy statement with the SEC on March 10, 2017 pertaining to its solicitation of proxies for four alternative director nominees for election at the Annual Meeting in opposition to the nominees recommended by our Board. The Wintergreen nominees have NOT been endorsed by our Board, and our Board unanimously recommends a vote FOR each of our Board’s nominees for director on the enclosed WHITE proxy card accompanying this proxy statement. Our Board unanimously recommends that you disregard and do not return any green proxy card you receive from Wintergreen. Voting to “withhold” with respect to any Wintergreen nominee on a green proxy card sent to you by Wintergreen is NOT the same as voting for our Board’s nominees, because a vote to “withhold” with respect to any Wintergreen nominee on its green proxy card will revoke any proxy you previously submitted. If you have previously submitted a green proxy card sent to you by Wintergreen, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card.

What is the difference between a “record holder” and an owner holding shares in “street name”? If your shares are registered in your name, you are a “record holder.” You will be a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, Computershare Trust Company, N.A. (“Computershare”). If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name,” and you are considered the beneficial owner of such shares.

How do I vote if my shares are held in my name? Voting by telephone, over the Internet, or by mail: If you are a shareholder of record, you can vote by telephone, over the Internet, or by mail. The enclosed proxy card contains instructions for voting by telephone or over the Internet. You can also vote by mail by completing and returning the enclosed proxy card in the postage-prepaid return envelope provided. Please promptly vote by telephone, over the Internet, or by mailing your proxy card to ensure your representation and the presence of a quorum at the Annual Meeting.

Voting in person at the meeting: If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to have in your possession at the meeting proper personal identification and evidence of your share ownership.

How do I vote if my shares are held in “street name?” Voting by telephone, over the Internet, or by mail: If your shares are held in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank, or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank, or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote by telephone or over the Internet. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.

Voting in person at the meeting: If your shares are held in the name of your broker, bank, or other nominee and if you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank, or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

Can I revoke my proxy or change my vote? As long as your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

●	By sending a written notice of revocation to our Corporate Secretary at Consolidated-Tomoka Land Co., P.O. Box 10809, Daytona Beach, Florida 32120-0809;

●	By duly signing and delivering a proxy card that bears a later date, whether that proxy card was sent to you by the Company or Wintergreen; or

●	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy or change your vote. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank, or other nominee.

If you have previously signed a green proxy card sent to you by Wintergreen, you may change your vote and revoke your prior proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided, or by voting via the Internet or by telephone by following the instructions on the enclosed WHITE proxy card. Submitting a Wintergreen green proxy card — even if you withhold your vote on the Wintergreen nominees — will revoke any votes you previously made via our WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of our Board, you should disregard any proxy card that you receive that is not a WHITE proxy card and not return any green proxy card that you may receive from Wintergreen.

What are my voting choices and what is the required vote? By giving us your proxy by telephone, over the Internet, or by signing, dating, and mailing the enclosed proxy card, you authorize our management to vote your shares at the Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.

Proposal 1: Election of Directors. We have nominated seven directors for election to one-year terms at the Annual Meeting. Wintergreen filed a preliminary proxy statement on March 10, 2017 pertaining to four alternative director nominees it has submitted for election to one-year terms at the Annual Meeting. Because this is a contested election, the election will be by plurality. That is, the seven nominees who receive the most “FOR” votes will be elected as the directors at the Annual Meeting.

With respect to the proposal to elect seven nominees for director, you may:

●	Vote “FOR” the election of a nominee for director;

●	Vote “AGAINST” the election of a nominee for director; or

●	“ABSTAIN” from voting for one or more of the nominees.

It will NOT help elect our Board’s nominees if you sign and return a proxy card sent by Wintergreen, even if you withhold on their director nominees using Wintergreen’s proxy card. Doing so will cancel any previous vote you may have cast on our WHITE proxy card. The only way to support our Board’s nominees is to vote FOR the Board’s nominees on our WHITE proxy card and to disregard, and not return, any proxy card that you receive that is not a WHITE proxy card, including any proxy card that you receive from Wintergreen.

Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm. The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2017. With respect to the proposal to ratify the selection by the Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2017, you may:

●	Vote “FOR” ratification;

●	Vote “AGAINST” ratification; or

●	“ABSTAIN” from voting on the proposal.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Proposal 3: Advisory Vote to Approve Executive Compensation. The Company is providing its shareholders with the opportunity to cast an advisory vote to approve the compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables. The advisory vote to approve the executive compensation described in Proposal 3 is referred to as a “say-on-pay” vote. With respect to the advisory vote to approve executive compensation, you may:

●	Vote “FOR” approval;

●	Vote “AGAINST” approval; or

●	“ABSTAIN” from voting on the proposal.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Proposal 4: Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation. The Company is providing its shareholders with the opportunity to cast an advisory vote on how often the Company should include a “say-on-pay” vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). With respect to the advisory vote on the frequency of the advisory vote to approve executive compensation, you may:

●	Vote “ONE YEAR” to have the say-on-pay vote every year;

●	Vote “TWO YEARS” to have the say-on-pay vote every two years;

●	Vote “THREE YEARS” to have the say-on-pay vote every three years; or

●	Vote “ABSTAIN” from voting on the proposal.

What are the Board’s voting recommendations and what happens if I return an unmarked proxy card? Unless indicated otherwise by your proxy card, if you return your properly executed WHITE proxy card with no votes marked, your shares will be voted as recommended by the Board. The Board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

●	FOR the election of all of the Board’s nominees for director named in this proxy statement;

●	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2017;

●	FOR the proposal to approve executive compensation; and

●	ONE YEAR on the frequency of the advisory vote to approve executive compensation.

Within the limits of Rule 14a-4(c) under the Securities Exchange Act of 1934, if any other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, such as a matter about which the Company did not have notice at least 45 days before the date on which the Company first sent this Proxy Statement, if you return a properly executed WHITE proxy card or otherwise grant your proxy as contemplated herein, your shares will be voted on such other matters in the discretion of the named proxy holders. The Board is not aware of any other matters that may properly be brought before the meeting.

What effect do abstentions and broker non-votes have on the proposals? For each of the proposals, shares that abstain from voting are neither a vote cast in favor of nor a vote cast against the proposal (or, in the case of Proposal 4, the frequency of the advisory vote), so they will have no effect on the outcome of the voting.

For all proposals, broker non-votes will be treated as shares represented at the meeting, but not voting, so broker non-votes will have no effect on the outcome of the voting.

Will my shares be voted if I do not vote or do not return a proxy card? If you are the shareholder of record and you do not vote or provide a proxy, your shares will not be voted. Due to the contested nature of each of the proposals at our Annual Meeting, under New York Stock Exchange Rules, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares, and your shares will not be voted on any of those matters. Please provide instructions to your broker or nominee so that your votes may be counted on these important matters. We urge you to vote your shares by following the instructions provided on the enclosed WHITE proxy card and returning it to your bank, broker or other nominee to ensure that your shares will be voted on your behalf.

What does it mean if I receive more than one proxy card? Some of our stockholders hold their shares in more than one account and may receive separate proxy cards or voting instructions forms for each of those accounts. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every WHITE proxy card you receive.

Additionally, Wintergreen filed a preliminary proxy statement on March 10, 2017 pertaining to four alternative director nominees for election at the Annual Meeting. You may receive proxy solicitation materials from Wintergreen, including an opposition proxy statement and a green proxy card. Our Board unanimously recommends that you disregard and do not return any green proxy card you receive from Wintergreen. Voting to “withhold” with respect to any Wintergreen nominee on a green proxy card sent to you by Wintergreen is not the same as voting for your Board’s nominees, because a vote to “withhold” with respect to any Wintergreen nominee on its green proxy card will revoke any proxy card you previously submitted.

If you have already voted using Wintergreen’s green proxy card, you have every right to change your vote and revoke your prior proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided, or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., at 212-929-5500 (call collect) or toll free at 800-322-2885. You may also contact them by email at cto@mackenziepartners.com.

Whom should I call if I have questions or need additional copies of the proxy materials? If you have any questions, need assistance voting, or need additional copies of this proxy statement, please contact our proxy solicitor, MacKenzie Partners, Inc., at 212-929-5500 (call collect) or toll free at 800-322-2885. You may also contact them by email at cto@mackenziepartners.com.

Who pays for the solicitation of proxies and who participates in the solicitation of proxies? We will bear the cost of soliciting proxies by the Company, including the cost of preparation, assembly, printing, and mailing the Company’s proxy materials. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors and officers without additional compensation. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by telephone, by email, by mail, by facsimile, through press releases issued by us, or through postings on our website.

As a result of the proxy solicitation by Wintergreen, we may incur additional costs in connection with our solicitation of proxies. We have hired MacKenzie Partners, Inc. (“MacKenzie”), 105 Madison Avenue, New York, NY 10016, to assist us in the solicitation of proxies for a fee of up to $150,000 plus out-of-pocket expenses. MacKenzie expects that approximately 25 of its employees will assist in the solicitation. We also expect our named executive officers and directors to be involved in the solicitation, which is likely to include shareholder outreach and drafting of related shareholder communications. Our named executive officers and directors may be deemed “participants” in the solicitation under applicable SEC rules. Please see Appendix A to this proxy statement for additional information about such persons who may be deemed participants.

Our expenses related to the solicitation of proxies from stockholders this year will significantly exceed those normally spent for an Annual Meeting. Such costs are expected to aggregate approximately $750,000, exclusive of any potential litigation costs in connection with the Annual Meeting. These additional solicitation costs are expected to include the fee payable to our proxy solicitor; fees of outside counsel and financial and other advisors to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock, as described above; and the costs of retaining an independent inspector of election. To date, we have incurred approximately $45,500 of these solicitation costs.

May I access this year’s proxy statement and annual report over the Internet? This proxy statement and a copy of our Annual Report are available at www.ViewOurMaterial.com/CTO.

Where can I find the voting results of the Annual Meeting? We intend to disclose the voting results in a current report on Form 8-K within four business days of the Annual Meeting. If we first disclose preliminary voting results, the final voting results will be disclosed as an amendment to such Form 8-K within four business days after the final voting results are known. Both the Form 8-K and any amendment to such Form 8-K will be filed with the SEC and made available on our website at www.ctlc.com.

BACKGROUND OF THE SOLICITATION

On November 10, 2015, a representative of Wintergreen emailed William L. Olivari, in his capacity as Chairman of our Audit Committee, indicating that Wintergreen wanted to have a conference call with the independent directors. No topic or agenda items were specified. Mr. Olivari responded on November 11, 2015, via email, requesting that Wintergreen provide the directors with an agenda and specific questions so that the directors could gather whatever information would be helpful for the discussion.

On November 13, 2015, Wintergreen sent a letter to Mr. Olivari, in his capacity as Chairman of our Audit Committee, expressing concerns about what Wintergreen described as changes in the Company’s corporate strategy without proper disclosure or shareholder approval, lack of disclosed supervision in significant fields of activity away from the Company’s stated core objective, and reliance on “a secret formula” to leverage the Company based on the value of undisclosed assets.

On November 14, 2015, Mr. Olivari responded to Wintergreen by email indicating that he had distributed the November 13, 2015 letter to the Board as requested.

On November 20, 2015, the Board convened a meeting to consider the allegations made by Wintergreen in its November 13, 2015 correspondence. In consultation with the Company’s management and legal advisors, including Pillsbury Winthrop Shaw Pittman LLP, the Company’s corporate and securities counsel (“Pillsbury”), the Board found Wintergreen’s allegations to be inaccurate and without merit.

On November 20, 2015, Wintergreen sent a letter to Daniel E. Smith, in his capacity as our Corporate Secretary, containing a shareholder proposal (the “Wintergreen Proposal”) for inclusion in our proxy materials for our 2016 annual meeting of shareholders (the “2016 Annual Meeting”). The proposal called for the Company to hire an independent adviser to evaluate ways to maximize shareholder value through the sale of the Company or through the liquidation of the Company’s assets. Wintergreen filed a copy of the letter as an exhibit to an amendment to its Schedule 13D on November 23, 2015.

On November 24, 2015, the Company issued a press release acknowledging receipt of the Wintergreen Proposal and the Company’s intention to include the Wintergreen Proposal in its proxy materials for the 2016 Annual Meeting. Instead of waiting for the vote on the Wintergreen Proposal at the 2016 Annual Meeting, the Board authorized Company management to immediately solicit proposals from financial advisory firms to advise the Board as to its options for maximizing shareholder value, including the options of a sale of the Company, a sale of the Company’s assets or the continued execution of the Company’s business plan.

On December 17, 2015, Wintergreen sent a letter to Mr. Olivari, in his capacity as the Chairman of our Audit Committee, expressing Wintergreen’s belief that the Company’s public filings did not meet the standards set forth in various federal securities laws and that the Company’s management, led by our Chief Executive Officer John Albright, was actively trying to deceive shareholders about “what is really going on” at the Company. Wintergreen’s December 17, 2015 letter also called upon the Board to conduct a thorough and independent inquiry into the matters raised by Wintergreen. On the same date, Wintergreen filed the letter as an exhibit to an amendment to its Schedule 13D and issued a related press release.

On December 18, 2015, the Company issued a press release acknowledging receipt of Wintergreen’s letters of November 13 and December 17, 2015. In the press release, the Company announced the Board’s determination that Wintergreen’s allegations made in November were inaccurate and without merit. The Company also announced that the Board had authorized Company management to solicit proposals from financial advisory firms to advise the Board as to its options for maximizing shareholder value, including the options of a sale of the Company, a sale of the Company’s assets or the continued execution of the Company’s business plan.

In December 2015, the Audit Committee engaged the independent law firm of Simpson Thacher & Bartlett LLP and forensic accounting professionals at AlixPartners LLP to investigate the allegations made in Wintergreen’s correspondence, including its letter dated December 17, 2015.

On December 26, 2015, Williams & Connolly LLP (“Williams & Connolly”) was engaged as counsel to the Company’s independent directors.

On January 12, 2016, Wintergreen sent a letter to Mr. Olivari, in his capacity as the Chairman of our Audit Committee, that was critical of the Company’s management and disclosures, particularly disclosures regarding the Company’s share repurchases. Wintergreen also called upon the Board to expedite its review of strategic alternatives. On the same date, Wintergreen filed the letter as an exhibit to an amendment to its Schedule 13D and issued a related press release.

On February 8, 2016, the Company’s Board appointed a committee consisting of Jeffry Fuqua, Thomas Warlow and A. Chester Skinner, III, each an independent director (the “Special Committee”) to represent the rights and interests of the public holders of the Company’s common stock unaffiliated with the Company, to engage and supervise a financial advisor to advise the Special Committee as to its options for maximizing shareholder value, including the options of sale of the Company, sale of assets or continued pursuit of the Company’s business plan (the “Strategic Options”), and on behalf of the Board, to review, evaluate and take action with respect to any Strategic Options that the Special Committee may consider, and to recommend to the Board such action as the Special Committee may consider advisable.

On February 9, 2016, the Company issued a press release announcing that the Special Committee, after thorough consideration of proposals from a number of financial advisory firms, had engaged Deutsche Bank as the independent advisor to the Special Committee for the purpose of exploring the Strategic Options.

Also on February 9, 2016, the Company issued a press release announcing the results of the Audit Committee’s investigation into the allegations raised by Wintergreen in its earlier correspondence, including its letter dated December 17, 2015. As stated in the press release, the Audit Committee found (1) no evidence supporting any of Wintergreen’s allegations of possible violations of federal securities laws, (2) that the Company’s public disclosures about the matters raised in Wintergreen’s allegations had been adequate, (3) no evidence of intentional wrongdoing by management, (4) no evidence that management attempted to conceal material information from investors, (5) that the Company has a robust disclosure process, actively overseen by the Audit Committee and the Board, (6) no evidence that the Company’s financial disclosures were not in conformance with GAAP and (7) that the Board had at all times been actively supervising management.

On February 17, 2016, Wintergreen issued a press release announcing that it was pleased with the Company’s hiring of Deutsche Bank, again calling on the Company to expedite the sales process, questioning the Audit Committee’s findings regarding Wintergreen’s allegations, and reiterating Wintergreen’s belief that the Company’s management had violated both the letter and the spirit of multiple laws.

On March 2, 2016, Wintergreen sent a letter to Mr. Olivari, in his capacity as Chairman of our Audit Committee, expressing Wintergreen’s concerns about what it described as possible stock price manipulation and “front running” by Mr. Albright, possible selective disclosure, and other disclosure issues relating to the Company’s website and SEC filings.

On March 15, 2016, the Company filed its definitive proxy statement for the 2016 Annual Meeting, which included the Wintergreen Proposal.

On March 30, 2016, the Board’s independent directors decided to task Williams & Connolly with investigating the allegations contained in Wintergreen’s letter dated March 2, 2016.

On April 6, 2016, Wintergreen published a statement indicating that it intended to vote against all of the Company’s directors and all of the Company’s proposals other than the Wintergreen proposal. Wintergreen filed its statement as an exhibit to an amendment to its Schedule 13D on April 7, 2016.

On April 12, 2016, the Company issued via press release a letter from the Board to the Company’s shareholders, responding to Wintergreen’s April 6, 2016 statement. In the letter, the Board stated that the Special Committee and Deutsche Bank were conducting a careful and thorough analysis of strategic alternatives and would provide an update at the 2016 Annual Meeting to be held on April 27, 2016. Among other things, the Board expressed its view that Wintergreen’s strategy was to force a sale or liquidation of the Company to solve liquidity problems at the Wintergreen Fund, Inc., the mutual fund for which Wintergreen serves as investment advisor. The Board also disclosed that the Company had incurred approximately $1 million of costs associated with the investigations of all of Wintergreen’s allegations, all of which had been found by the Board to be without any merit.

On April 21, 2016, Wintergreen sent a letter to Mr. Olivari, in his capacity as the Chairman of our Audit Committee, expressing Wintergreen’s view that the Company’s management was seeking to undermine Deutsche Bank’s ability to evaluate ways to maximize shareholder value. Wintergreen filed the letter as an exhibit to an amendment to its Schedule 13D on April 22, 2017.

On April 27, 2016, the Company held the 2016 Annual Meeting, during which David Winters, Wintergreen’s Chief Executive Officer, and Liz Cohernour, Wintergreen’s Chief Operating Officer, participated in an open Q&A session and spoke at length with Mr. Jeffry Fuqua, the Chairman of the Company’s Board, including calling for Mr. Fuqua’s resignation. At the 2016 Annual Meeting, Mr. Fuqua provided the Company’s shareholders with an update on the review of strategic alternatives being conducted by Deutsche Bank. Also at the 2016 Annual Meeting, the Company’s shareholders reelected the entire Board, approved the Wintergreen Proposal and voted not to approve, on an advisory basis, the Company’s executive compensation practices. For a description of the shareholder outreach and redesign of its executive compensation practices undertaken by the Company in response to the 2016 say-on-pay vote, please see “Compensation Discussion and Analysis: Highlights” on page 25 below.

Also on April 27, 2016, at a meeting of the Board, Mr. Fuqua reported that Williams & Connolly had completed its investigation into the allegations made by Wintergreen in its letter dated March 2, 2016. Williams & Connolly found no evidence of any improper activities.

On July 20, 2016, the Company issued a press release announcing that the Special Committee had concluded its evaluation of Strategic Options as requested in the Wintergreen Proposal, and had reported its findings and recommendations to the Board. Based on the Special Committee’s recommendations, the Board concluded that it had not received any expressions of interest in acquiring the Company or its assets that contained an indication of value that would provide a meaningful premium for shareholders. The Board also determined that the most appropriate course of action at that time for maximizing shareholder value was to continue to execute the Company’s business plan.

On October 21, 2016, Mr. Fuqua, Mr. Warlow, in his capacity as the Chairman of our Compensation Committee, together with attorneys from Williams & Connolly, participated in a conference call with Mr. Winters and Ms. Cohernour from Wintergreen to discuss Wintergreen’s feedback on the Company’s executive compensation practices. For a description of the shareholder outreach undertaken by the Company in response to the 2016 say-on-pay vote, please see “Compensation Discussion and Analysis: Highlights—Shareholder Outreach” on page 25 below.

On November 14, 2016, Wintergreen sent a letter to Mr. Smith, in his capacity as our Corporate Secretary, presenting four nominees to the Board and requesting that such nominees be included in the Company’s proxy materials for its 2017 Annual Meeting. Wintergreen filed its letter as an exhibit to amendments to its Schedule 13D on each of November 15 and November 22, 2016.

On November 17, 2016, the Company issued a press release acknowledging receipt of Wintergreen’s letter dated November 14, 2016.

On November 25, 2016, Wintergreen sent an additional letter to Mr. Smith, in his capacity as our Corporate Secretary, providing formal notice that Wintergreen intended to present its four nominees to the Board at the 2017 Annual Meeting even if the Company did not include such nominees in its proxy materials. Wintergreen filed its letter as an exhibit to an amendment to its Schedule 13D on November 28, 2016.

On December 2, 2016, the Company held its first Investor Day, during which Mr. Albright and Mark E. Patten, the Company’s Chief Financial Officer, participated in open Q&A sessions with participants, which included Wintergreen.

On December 14, 2016, the Company issued a press release providing investors with supplemental information about the Special Committee’s review of Strategic Options.

On December 15, 2016, Mr. Robert B. Robbins of Pillsbury sent a letter to Wintergreen’s attorneys at Seward & Kissel LLP (“Seward & Kissel”) explaining that Wintergreen’s nominations were invalid because they failed to comply with the Company’s Bylaws. Among other things, Wintergreen had failed to comply with the requirement in the Company’s Bylaws that it be a shareholder of record on the date it attempted to make its nominations.

On December 29, 2016, Wintergreen sent a letter to Mr. Smith, in his capacity as our Corporate Secretary, objecting to the bases upon which the Company rejected its attempted nominations as described in Mr. Robbins’ letter dated December 15, 2016. Wintergreen filed its letter as an exhibit to an amendment to its Schedule 13D on January 3, 2017.

On January 10, 2017, Mr. Smith sent a letter to Wintergreen indicating that the Company considered Wintergreen’s letter dated December 29, 2016 and found no reason to change its earlier positions on the invalidity of Wintergreen’s attempted nominations.

On January 23, 2017, attorneys from Seward & Kissel sent a letter to Mr. Robbins of Pillsbury responding to Mr. Robbins’ letter dated December 15, 2017. The letter further objected to the bases upon which the Company rejected Wintergreen’s attempted nominations. Wintergreen filed the letter as an exhibit to an amendment to its Schedule 13D on January 24, 2017.

On January 30, 2017, Mr. Robbins sent a letter to Seward & Kissel responding to their letter dated January 23, 2017. The letter reiterated the Company’s determination that Wintergreen’s nominations were invalid because they failed to comply with the Company’s Bylaws. Also on January 30, 2017, the Company issued a press release summarizing the deficiencies of Wintergreen’s attempted nominations. The press releases included a copy of Mr. Robbins’ letter of that date.

On January 31, 2017, Wintergreen issued a press release describing the Company’s rejection of its attempted nominations.

On February 2, 2017, Wintergreen sent a letter to Messrs. Fuqua and Warlow expressing its views about certain aspects of the Company’s executive compensation practices. Wintergreen filed the letter as an exhibit to an amendment to its Schedule 13D on February 3, 2017.

On February 10, 2017, at the direction of Messrs. Fuqua and Warlow, Mr. Smith sent a letter to Wintergreen. The letter explained some of the Company’s shareholder outreach efforts in connection with the redesign of its executive compensation practices and responded to other matters raised in Wintergreen’s letter dated February 2, 2017.

On February 15, 2017, Wintergreen filed an action against the Company and its directors in the Circuit Court of the Seventh Judicial Circuit in Volusia County, Florida (the “Wintergreen Action”). The Wintergreen Action requested the Court to compel the Company to accept Wintergreen’s nominees and to include such nominees in its proxy materials for the 2017 Annual Meeting.

On February 28, 2017, Mr. Robbins, together with David A. Jones of Holland & Knight LLP, litigation counsel to the Company, initiated a call with Wintergreen’s attorneys at Seward & Kissel. On the call, Messrs. Robbins and Jones conveyed the Board’s determination that, although it believed the Wintergreen Action was without legal merit, Wintergreen would be permitted to bring its four nominees before the 2017 Annual Meeting and to include such nominees in the Company’s proxy materials.

On March 2, 2017, attorneys from Seward & Kissel called Mr. Jones to provide Wintergreen’s reply to the phone call of February 28, 2017, accepting the Company’s offer to permit Wintergreen to bring its nominees before the 2017 Annual Meeting, but withdrawing the request to include such nominees in the Company’s proxy materials, and indicating that Wintergreen would file its own proxy statement and distribute its own proxy materials and proxy card.

On March 6, 2017, the Company, its directors and Wintergreen entered into a Settlement Agreement memorializing the terms of the March 2, 2017 telephone call. In the Settlement Agreement, the parties agreed that Wintergreen’s lawsuit would be dismissed upon the mailing of the parties’ definitive proxy materials.

On March 10, 2017, Wintergreen filed with the SEC a preliminary proxy statement pertaining to its four nominees for our Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS

OUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE BOARD’S SEVEN NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES ON WHITE PROXY CARDS WILL BE VOTED FOR EACH OF THE BOARD’S NOMINEES.

At the 2016 Annual Meeting, all seven of our then-existing Board members were re-elected to one-year terms.

In September 2016, the Board was expanded temporarily to eight members, and the Board appointed Laura M. Franklin as an additional director.

In October 2016, A. Chester Skinner, III, notified the Company of his intention not to stand for re-election to the Board. Mr. Skinner’s current term will expire upon completion of the director election at the Annual Meeting.

In February 2017, Jeffry B. Fuqua notified the Company of his intention not to stand for re-election to the Board. Mr.Fuqua’s current term will expire upon completion of the director election at the Annual Meeting.

In March 2017, the Board was expanded temporarily to nine members, and the Board appointed Casey R. Wold as an additional director.

Based upon the recommendation of the Board of Directors’ Governance Committee (the “Governance Committee”), Ms. Franklin and Messrs. Albright, Allen, Olivari, Serkin, Warlow and Wold have each been nominated by the Board to be re-elected to the Board for a new one-year term expiring at the 2018 Annual Meeting of Shareholders.

All of the Board’s nominees for election as directors are currently directors and were re-nominated by the Board of Directors. Each of the Board’s nominee has consented in writing to being named in this proxy statement and indicated his or her willingness to serve if elected.

The Board unanimously recommends using the enclosed WHITE proxy card to vote FOR each of the Board’s seven nominees for Director. Wintergreen has submitted four alternative director nominees for election at the Annual Meeting and filed a preliminary proxy statement on March 10, 2017. As a result, the election of directors is considered a contested election, and the seven nominees receiving the largest pluralities of the votes cast will be elected.

The Board unanimously recommends that you disregard any proxy card that may be sent to you by Wintergreen. Voting AGAINST Wintergreen’s nominees on its proxy card is NOT the same as voting FOR our Board’s nominees, because a vote against Wintergreen’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a proxy card sent to you by Wintergreen, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

Biographical information regarding the Board’s director nominees standing for election, including business experience for at least the past five years, their age, the year they began serving as our director, and other public companies for which they have served on the board of directors in the past five years, is provided below. In addition, the experience, qualifications, attributes, and skills considered by the Governance Committee and our Board in determining to nominate the director nominees are provided below.

NOMINEES STANDING FOR ELECTION
JOHN P. ALBRIGHT Age: 51 Director Since: 2012

President and Chief Executive Officer of the Company since August 2011. Mr. Albright was previously the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas. Prior to that, he was the Executive Director, Merchant Banking-Investment Management for Morgan Stanley. Prior to Morgan Stanley, Mr. Albright was Managing Director and Officer of Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas. His experience involves various aspects of investment, lending, and development of commercial properties, as well as real estate investment banking.

Mr. Albright is a graduate of Southern Methodist University with a B.A. in Business Administration.

JOHN J. ALLEN Age: 64 Director Since: 2009

President of Allen Land Group Inc. and Mitigation Solutions, Inc. since 1995. Both companies are Florida-based and are involved in commercial real estate, development, and investment.

Mr. Allen is a graduate of Cornell University with a B.S. in Agricultural Economics. He serves on the Board of Directors for the Edward Waters College Foundation, Inc. and The Tiger Academy charter school. Prior to beginning his career in the commercial real estate field, he worked in commercial lending and national corporate banking. Mr. Allen is Chairman of the Governance Committee and a member of the Board of Directors’ Compensation Committee (the “Compensation Committee”).

LAURA M. FRANKLIN Age: 56 Director Since: 2016

Former (Retired) Executive Vice President, Accounting and Administration and Corporate Secretary of Washington Real Estate Investment Trust (Washington REIT).

Ms. Franklin is a graduate of University of Maryland with a B.S. in Accounting and is a Certified Public Accountant. During her 22-year tenure at Washington REIT, she led the financial, human capital and information technology (IT) functions including Accounting, Tax, SEC Reporting, Treasury, Human Resources and IT. As an executive, she played a key role in strategic planning as well as worked closely with the chairmen of the compensation and audit committees. Prior to joining Washington REIT, she was employed by the public accounting firm, CohnReznick (formerly The Reznick Group), specializing in audit and tax services for real estate clients. Ms. Franklin is a member of The National Association of Corporate Secretary’s (NACD), the American Institute of Certified Public Accountants (AICPA) and the Sharing Montgomery Grants Committee of the Community Foundation of the National Capital Region in Montgomery County, Maryland. Ms. Franklin is a member of the Audit Committee and the Compensation Committee.

WILLIAM L. OLIVARI Age: 72 Director Since: 2008

Certified Public Accountant; formerly a Partner with Olivari & Associates PA, from June 1984 until February 5, 2013, and now a Consultant with the firm. He is Chairman of the Board of the Commercial Bancorp of Volusia County, Inc., past Chairman of East Coast Community Bank, Inc., past Chairman of the Board of Daytona State College Foundation, past Chairman of the Board of Daytona Regional Chamber of Commerce, past Chairman and current board member of the Community Foundation of Daytona Beach, past Chairman and current board member of Halifax Community Health Foundation, Inc., past Chairman of the Audit and Finance Committee of Halifax Community Health System, Inc., and current member of The Civic League of the Halifax Area. Mr. Olivari is a member of the American Institute of Certified Public Accountants (AICPA).

Mr. Olivari graduated from Hofstra University with a B.B.A. in accounting. Much of his accounting practice was devoted to the representation of real estate developers and building contractors. Besides his accounting practice, he has served as an expert witness in court proceedings on bond validations, business valuations, lost income, and business interruption. Mr. Olivari is a member of the Audit Committee.

HOWARD C. SERKIN Age: 71 Director Since: 2011

Chairman of Heritage Capital Group, Inc., an investment banking firm, since 1996.

Mr. Serkin graduated from the Georgia Institute of Technology. He also earned his M.S. in engineering and received his M.B.A. in finance from Harvard Business School. Mr. Serkin brings extensive finance and industry experience to the Board. He has served as Chairman of Heritage Capital Group, Inc., a regional investment banking firm, since 1996, and as a principal with Business Valuation, Inc., which provides financial consulting and valuation services, since 1994. He has worked as an investment banker for twenty years. Prior to that, he served in various senior management positions with The Charter Company, a NYSE-listed conglomerate with revenues in excess of $5 billion and operations in insurance, energy and communications. Mr. Serkin also served as an Executive Vice President of Koger Properties, a NYSE-listed developer, owner, and manager of over 13 million square feet of suburban office buildings and parks located throughout the southeast. He has also assisted in the reorganization and successful emergence from bankruptcy of three different companies. Mr. Serkin is a member of the Compensation Committee and is chairman of the Audit Committee.

THOMAS P. WARLOW, III Age: 73 Director Since: 2010

President and Chairman of The Martin Andersen-Gracia Andersen Foundation, Inc., a charitable organization that provides grants for the purpose of public benefit in Central Florida, since 1998, and Chairman of Georgetown Enterprises, Inc., a Florida registered general contractor involved with development and construction in the Florida market since 1976.

Mr. Warlow is a graduate of Vanderbilt University with a B.E. in Civil Engineering. He is the former Chairman of the Orange County Road Advisory Board and the Orange County Underground Utility and Licensing Board. He has over forty-five years of experience in the general contracting and heavy construction business, including land development, engineering, planning, and construction. Mr. Warlow is a member of the Compensation Committee and the Governance Committee.

CASEY R. WOLD Age: 59 Director Since: 2017

Founder, Managing Partner and Chief Executive Officer of Vanderbilt Office Properties, a real estate investment manager, since 2014. From 2004 to 2014, Mr. Wold served as Senior Managing Director at Tishman Speyer. Prior to that, Mr. Wold served as President of TrizecHahn Office Properties. Mr. Wold served as Chief Investment Officer and Chief Operating Officer of Trizec Office Properties when the U.S. subsidiary went public as a real estate investment trust (REIT) in 2002. Mr. Wold has served on the boards of Trizec Office Properties and Captivate Networks, Inc.

Mr. Wold received his Bachelor of Science degree in Finance from the University of Illinois and a M.S. in Real Estate from Southern Methodist University. Mr. Wold is a member of the Governance Committee.

There are no family relationships among our directors or executive officers.

DIRECTOR COMPENSATION FOR 2016

The following table shows the annual compensation paid to non-employee directors in 2016:

NAME	Fees Earned or Paid in Cash	All Other Compensation(1)	Total ($)
John J. Allen	$87,500	$0	$87,500
Laura M. Franklin(2)	$21,203	$0	$21,203
Jeffry B. Fuqua	$133,500	$0	$133,500
William L. Olivari	$91,250	$0	$91,250
Howard C. Serkin(2)	$87,407	$0	$87,407
A. Chester Skinner, III	$80,500	$0	$80,500
Thomas P. Warlow, III	$84,000	$0	$84,000
Total 2016 Director Compensation	$585,360	$0	$585,360

(1)

We pay or reimburse Directors for reasonable expenses incurred in attending Board or Committee meetings, such as automobile mileage or airfare, which amounts are not included as fees or other compensation. We did not provide any perquisites to our Directors above the reporting threshold.

(2)

Ms. Franklin and Mr. Serkin have elected to receive their annual retainer payment in common stock of the Company, which resulted in (i) Ms. Franklin being awarded 240 shares and (ii) Mr. Serkin being awarded 808 shares, of common stock of the Company in lieu of cash.

Cash Compensation

Each non-employee director received an annual retainer of $40,000, payable quarterly in arrears, as compensation for service as a director, plus $1,500 for each board meeting attended in person. In addition, Mr. Fuqua, as Chairman of the Board, received an annual fee of $65,000, payable quarterly in arrears. Members of the Board’s Compensation Committee and Governance Committee also received $1,000 for each committee meeting attended in person, and Audit Committee members received $2,000 for each committee meeting attended in person. The Chairmen of the Compensation and Governance Committees, and the Chairman of the Audit Committee, received $2,000 and $4,000, respectively, for each committee meeting attended in person. For meetings via conference call, each Director or committee member received $1,000 and the Chairman received $1,500. As an employee of the Company, Mr. Albright, our President and Chief Executive Officer, did not receive any compensation for serving as a Director and is not a member of any committee of the Board.

Stock Compensation

Each Director may elect to receive his or her annual retainer in Company common stock rather than cash. Ms. Franklin and Mr. Serkin made this election for 2016. The number of shares to be awarded to any Director making such election is calculated by dividing (i) the amount of the quarterly retainer payment due to such Director by (ii) the closing price of the Company’s common stock on the last business day of the quarter for which such payment applies, rounded down to the nearest whole number of shares.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance Principles

Our Board is committed to responsible and effective corporate governance, and regularly monitors developments in the area of corporate governance. Our Corporate Governance Principles compile governance policies and procedures described in our governing documents, various charters and policies, and memorialize other policies and principles that we follow. The Corporate Governance Principles discuss Board responsibilities, organization, composition, and qualifications, address director compensation, and set forth guidance regarding the evaluation of our CEO and succession planning, among other matters. The Governance Committee is responsible for reviewing the Corporate Governance Principles annually. A copy of our Corporate Governance Principles is available in the Investor Relations section of our website (www.ctlc.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Independent Directors

The listing standards of the NYSE MKT require that we have a Board of Directors with at least a majority of independent directors. Our Board of Directors annually determines the independence of our directors based on these listing standards. No director is considered independent unless our Board has affirmatively determined that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. Generally, a director is not considered independent if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with us, our external or internal auditors, or other companies that do business with us.

Our Board has determined that the following directors, who constituted a majority of the members of our Board of Directors, were independent as of December 31, 2016, pursuant to Section 803 of the NYSE MKT Company Guide:

● John J. Allen ● Jeffry B. Fuqua ● Howard C. Serkin	● Laura M. Franklin ● William L. Olivari ● A. Chester Skinner, III ● Thomas P. Warlow, III

Our independent directors hold an executive session following each Board of Directors meeting, separate from management and any other non-independent directors.

Director Attendance at Meetings

During 2016, our Board of Directors held four regularly scheduled meetings, plus one additional in-person meetings and seven conference calls. All members of the Board of Directors attended more than 75% of all of the meetings of the Board and all committees on which they served during 2016.

Our policy is to encourage members of the Board of Directors to attend the Annual Meeting of Shareholders. All directors attended the 2016 Annual Meeting.

Audit Committee

The Audit Committee, which in 2016 held four in-person meetings and ten telephonic meetings, assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditor, our system of internal control over financial reporting established by management and the Board, and our auditing, accounting and financial reporting processes generally. Grant Thornton LLP, our independent auditor for our fiscal year ended December 31, 2016, reported directly to the Audit Committee.

The Audit Committee acts under a written charter adopted by the Board of Directors. The current charter of the Audit Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Serkin has been the Chairman of the Audit Committee since July 20, 2016, and Ms. Franklin and Messrs. Olivari and Skinner are members of the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are independent under the listing standards of the NYSE MKT and Rule 10A-3 promulgated under the Securities Exchange Act of 1934. All Audit Committee members possess the level of financial literacy required by the listing standards of the NYSE MKT. Mr. Serkin, as Chairman of the Audit Committee, along with Ms. Franklin and Mr. Olivari meet the current standard of requisite financial management expertise as required by the NYSE MKT and are “audit committee financial experts” as defined by rules adopted by the SEC.

The Audit Committee has adopted Policies and Procedures for Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee. Any person who has a concern or complaint regarding such matters may notify the Audit Committee by sending an e-mail to hcapgroup@aol.com or by submitting the complaint by certified return receipt letter to Howard C. Serkin, Audit Committee Chairman, 4417 Beach Blvd., Suite 302, Jacksonville, FL 32207.

Compensation Committee

The Compensation Committee, which in 2016 held six in-person meetings and ten telephonic meetings, assists the Board of Directors in discharging its responsibilities relating to the compensation of our chief executive officer and other officers and key employees, reviews and discusses with management our “Compensation Discussion and Analysis” set forth below, and administers the Company’s Amended and Restated 2010 Equity Incentive Plan, the Annual Cash Bonus Plan and the 2017 Executive Annual Cash Incentive Plan. The Compensation Committee may form and delegate its authority to subcommittees when appropriate.

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board of Directors the approval of compensation for the named executive officers. The full Board of Directors (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of Mr. Albright, our President and Chief Executive Officer, and Mr. Patten, our Senior Vice President and Chief Financial Officer. Mr. Albright provides annual recommendations regarding the compensation of the other named executive officers and all other officers and managers.

In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant.

The Compensation Committee acts under a written charter adopted by the Board of Directors. The current charter of the Compensation Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Warlow has been the Chairman of the Compensation Committee since July 20, 2016, and Ms. Franklin and Messrs. Serkin and Allen are members of the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee are independent under the listing standards of the NYSE MKT.

Governance Committee

The Governance Committee, which in 2016 held three in-person meetings and three telephonic meetings, was formed to perform the functions of a nominating committee and recommends to the Board individuals who are qualified to become members of the Board. The Governance Committee uses criteria developed by the Committee and approved by the Board to recommend nominees for the election of directors at the annual meeting of the shareholders.

The Governance Committee operates under a formal charter that governs its duties and standards of performance. The current charter of the Governance Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Allen has been the Chairman of the Governance Committee since July 20, 2016, and Messrs. Skinner, Warlow and Wold are members of the Governance Committee. The Board of Directors has determined that all members of the Governance Committee are independent under the listing standards of the NYSE MKT.

Consideration of Director Nominees

The Governance Committee will consider recommendations from shareholders for nominations for candidates for membership on the Board of Directors. To recommend a candidate to the Governance Committee, shareholders should submit recommendations in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder: (a) the name and address, including telephone number, of the recommending shareholder; (b) the number of our shares owned by the recommending shareholder and the time period for which such shares have been held; (c) if the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held (alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held); and (d) a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders.

In addition, a nominating recommendation must be accompanied by the following information concerning the proposed nominee: (a) the name, business address, and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class or series and number of shares of our capital stock, if any, which are owned beneficially and of record by the proposed nominee; and (d) any other information regarding the proposed nominee that would be required to be included in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, had the proposed nominee been nominated by the Board of Directors. The nominating recommendation must also describe all relationships between the proposed nominee, his immediate family, and the recommending shareholder, including management of any corporate shareholder, and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to our governance. The statement should include whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Governance Committee (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose) and, if nominated and elected, to serve as a director. If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group. Director candidates recommended by shareholders in accordance with these procedures will be evaluated and considered by the Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to the Governance Committee, shareholders may also directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders wishing to directly nominate a director at our annual meeting of shareholders are discussed under “Shareholder Proposals” on page 52 of this proxy statement.

The Governance Committee has established specific, minimum qualifications that must be met by a Committee-recommended nominee. Under these criteria, a majority of the Board should be independent under the listing standards of the NYSE MKT. In addition, a nominee should demonstrate high ethical standards and integrity and be accountable for boardroom decisions (no individual will be nominated to be a director of the Company where the Governance Committee has determined that the individual has demonstrated a lack of ethical standards, as evidenced by a material violation of applicable law, regulations, stock exchange listing standards or the Company’s Code of Business Conduct and Ethics); should have the ability to provide thoughtful counsel on a broad range of issues; should be financially literate; should be willing to listen and be open to the consideration of other opinions, as well as have the ability to effectively communicate his or her own ideas; should be committed to our achievement of exceptional performance standards to benefit our customers, shareholders, employees, and communities; and should have the ability to commit sufficient time and attention to our activities.

Prior to identifying and evaluating nominees for director, the Governance Committee assesses the size and membership of the Board and determines whether any vacancies are to be expected. In the event of any vacancies, the Committee considers potential candidates for director, which may come to the Committee’s attention through current Board members, shareholders, professional search firms, or other persons. In addition to the specific minimum qualifications described above, the Committee seeks to ensure that the Board as a whole will possess the following specific qualities or skills: expertise in management or oversight of financial accounting and control; a record of making sound business decisions; cognizance of current general management trends and “best practices;” relevant knowledge specific to the industries in which we operate; ability and willingness to motivate and require high-performance by management; capability of questioning, approving, and monitoring our strategic plans, and providing insight and directional focus; a knowledge of the geographic area in which we operate and local and state business, political, and governmental contacts which would be beneficial to us; and experience on the boards of other public companies. The Committee meets to review and report to the Board on possible candidates for membership and annually recommends a slate of nominees to the Board with respect to nominations for the Board at the Annual Meeting of Shareholders.

The Governance Committee believes that its criteria and desired qualities and skills lead to nominees with a broad diversity of experience, skills, and backgrounds. The Governance Committee does not assign specific weights to its criteria and no specific quality or skill is applicable to all prospective nominees. The Governance Committee has no policy regarding diversity but does not discriminate against nominees on any basis proscribed by law.

Majority and Plurality Voting for Directors

Our Bylaws provide that the voting standard for the election of our directors in uncontested elections is a majority voting standard. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. Because Wintergreen has submitted four alternative director nominations in addition to our Board’s nominations, this year’s election will be a contested election. In contested elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

In the event Wintergreen were to withdraw its nominees, such that there would no longer be a contested election, the majority voting provisions of our Bylaws and corporate governance policies would apply. While we have no reason to expect this will occur, if it did, then pursuant to the majority voting provisions of our Bylaws and corporate governance policies, an incumbent director nominee does not receive a greater number of “FOR” votes than “AGAINST” votes, he or she must promptly tender his or her resignation to the Board following certification of the vote, which resignation will be effective upon acceptance by the Board. The Governance Committee will consider the resignation offer and recommend to our Board the action to be taken. The Governance Committee and the Board are entitled to consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with any applicable stock exchange listing requirement or any rule or regulation promulgated under the Securities Exchange Act of 1934, as amended, in which event our Board shall take action as promptly as practicable while continuing to meet such requirement, rule, or regulation. Our Board also will promptly publicly disclose its decision and the reasons therefore. If our Board does not accept the resignation, the nominee will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death, or removal. If our Board accepts the resignation, then our Board, in its sole discretion, may fill any resulting vacancy.

Codes of Ethics

We have adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers, violations of which may be reported to the Audit Committee. We will provide a copy of our Code of Ethics for Principal Executive Officers and Senior Financial Officers to any person upon request and without charge. Any such request should be made in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

We have also adopted a Code of Business Conduct and Ethics that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this code. A copy of our Code of Business Conduct and Ethics is available in the Investor Relations section of our website (www.ctlc.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Any amendment to, or waiver from, our Code of Ethics for Principal Executive Officers and Senior Financial Officers or our Code of Business Conduct and Ethics that is required to be disclosed to shareholders will be posted on our website within four business days following such amendment or waiver.

Communication with the Board of Directors

Shareholders and other individuals may communicate with the Board of Directors or one or more individual directors by writing to the Board of Directors or such director(s), c/o Corporate Secretary, Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Policies and Procedures for Approval of Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy and Procedures establishing guidelines with respect to the review, approval, and ratification of Related Party Transactions. The policy applies to any transaction in which we are a participant, any related party has a direct or indirect interest and the amount involved exceeds $120,000. The Audit Committee will review the material facts of all related party transactions that require approval and either approve or disapprove of our entry into the transaction. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Board Leadership Structure

We have adopted, as part of the charter of the Governance Committee, a policy that the Chairman of the Board be an independent director. The Board believes that this is the most appropriate leadership structure for the Company, because having the Board operate under the leadership and direction of someone independent from management provides the Board with the most effective mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Company. It also allows our Chief Executive Officer to focus his time on running our day-to-day business. The Chairman is appointed by the non-management directors annually. Mr. Fuqua, an independent director, currently serves as the Chairman of the Board. Mr. Skinner, who is also an independent director, currently serves as the Vice Chairman of the Board and may fulfill the responsibilities of the Chairman in his absence.

Board Role in Risk Oversight

The Board has an active role in overseeing risk management. The Board regularly reviews information regarding our financial position, results of operations, liquidity, and cash flows, as well as the risks associated with each and generally with our businesses and business strategy. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee inquires of management and our independent auditor about significant risks or exposures and assesses the steps management has taken to address or minimize such risks. While these committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed through committee reports about such risks.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains information as of March 2, 2017, unless otherwise noted, on the beneficial ownership of the shares of our common stock by:

●	our directors;

●	our Chief Executive Officer, Chief Financial Officer, and General Counsel (our “named executive officers”);

●	the directors and executive officers as a group; and

●	beneficial owners of more than 5% of the outstanding shares of our common stock.

NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
NAME	Restricted Stock		Options Exercisable Within 60 Days(2)	Other Shares Beneficially Owned		Percent of Class(3)
John P. Albright	69,318	(4)	46,400	76,633		3.3%
John J. Allen	-		-	3,900		*
Laura M. Franklin	-		-	240		*
Jeffry B. Fuqua	-		-	14,000		*
William L. Olivari	-		-	5,000	(7)	*
Mark E. Patten	11,000	(5)	20,000	19,007	(8)	*
Howard C. Serkin	-		-	3,730		*
A. Chester Skinner, III	-		-	6,000	(9)	*
Daniel E. Smith	6,667	(6)	6,600	3,967	(10)	*
Thomas P. Warlow, III	-		-	3,602	(11)	*
Casey R. Wold	-		-	-		-
Directors and executive officers as a group (11 persons)	86,985		73,000	136,079	(12)	5.1%
5% Stockholders:
Wintergreen Advisers, LLC(13)	-		-	1,553,515		27.2%
BlackRock, Inc.(14)	-		-	335,095		5.9%

*	Less than 1% individually
(1)

Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)

Represents shares that may be acquired through stock options exercisable through May 1, 2017, comprised of (i) Mr. Albright’s February 9, 2015 award of 20,000 shares; (ii) a portion of Mr. Albright’s February 26, 2016 award of 40,000 shares; (iii) Mr. Patten’s April 16, 2012 award of 10,000 shares; (iv) Mr. Patten’s January 23, 2013 award of 10,000 shares; and (v) a portion of Mr. Smith’s October 22, 2014 award of 10,000 shares.

(3)

Based on 5,717,154 shares of common stock issued and outstanding as of March 2, 2017. The calculation in this column assumes that (i) all options owned by the named individual and exercisable within 60 days are exercised and (ii) none of the options owned by other named individuals are exercised.

(4)

Represents the following restricted stock grants: (i) remaining shares of restricted stock awarded to Mr. Albright as an inducement grant at the commencement of his employment; (ii) remaining shares of restricted stock awarded to Mr. Albright as part of year-end 2014 and 2015 compensation; (iii) restricted stock awarded to Mr. Albright as part of year-end 2016 compensation; (iv) restricted stock awarded to Mr. Albright in connection with the amendment to his employment agreement on May 20, 2015; and (v) restricted stock awarded to Mr. Albright on February 26, 2016. Mr. Albright has the right to direct the voting of these shares of restricted stock.

(5)

Represents the following restricted stock grants: (i) remaining shares of restricted stock awarded to Mr. Patten at the commencement of his employment as provided in his employment agreement; (ii) remaining shares of restricted stock awarded to Mr. Patten as part of year-end 2014 and 2015 compensation; and (iii) restricted stock awarded to Mr. Patten as part of year-end 2016 compensation. Mr. Patten has the right to direct the voting of these shares of restricted stock.

(6)

Represents the following restricted stock grants: (i) restricted stock awarded to Mr. Smith at the commencement of his employment as provided in his employment agreement; (ii) remaining shares of restricted stock awarded to Mr. Smith as part of year-end 2014 and 2015 compensation; and (iii) restricted stock awarded to Mr. Smith as part of year-end 2016 compensation. Mr. Smith has the right to direct the voting of these shares of restricted stock.

(7)	Includes 4,800 shares over which Mr. Olivari shares voting and investment power with his spouse.
(8)	Includes 15,507 shares over which Mr. Patten shares voting and investment power with his spouse.
(9)	Includes 2,000 shares over which Mr. Skinner shares voting and investment power with his spouse, and 3,000 shares held by his spouse, who has sole voting power over such shares.
(10)	Includes 3,967 shares over which Mr. Smith shares voting and investment power with his spouse.
(11)	Includes 1,000 shares over which Mr. Warlow shares voting and investment power with his spouse.
(12)	Includes 34,374 shares regarding which directors and executive officers share voting and investment power with others.
(13)

The amount shown and the following information is derived from a Schedule 13D/A filed by Wintergreen Advisers, LLC (“Wintergreen”), reporting beneficial ownership as of February 21, 2017. According to the Schedule 13D/A, Wintergreen Fund, Inc. beneficially owns 1,232,334 shares, Wintergreen Partners Fund beneficially owns 294,100 shares, and Wintergreen Partners Offshore Master Fund, Ltd. beneficially owns 26,641 shares (collectively, the “WG Fund Entities”), and Edward W. Pollock beneficially owns 440 shares. Wintergreen, as sole investment manager of the WG Fund Entities, may be deemed to beneficially own the 1,553,075 shares beneficially owned by such entities. Wintergreen has shared voting and dispositive power with respect to these 1,553,075 shares. Because Mr. Pollock is one of Wintergreen’s nominees to our Board and Wintergreen intends to vote for Mr. Pollock, Wintergreen may been deemed to beneficially own the 440 beneficially owned by him. The business address for Wintergreen and the WG Fund Entities is 333 Route 46 West, Suite 204, Mountain Lakes, NJ 07046. Mr. Pollock’s business address is 1807 Laurel Oak Drive, Valrico, Florida 33596.

(14)

The amount shown and the following information is derived from a Schedule 13G filed by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2016. According to the Schedule 13G, BlackRock has sole voting power over 329,381 shares and sole dispositive power over 335,095 shares. The business address for BlackRock is 55 East 52nd Street, New York, NY 10055.

COMPENSATION DISCUSSION AND ANALYSIS: HIGHLIGHTS

Shareholder Outreach

Process

Over the past year, the Company has placed an increased focus on soliciting feedback from our shareholders regarding our executive compensation. In the fall of 2016, we initiated a shareholder outreach program to seek and obtain meaningful shareholder feedback on executive compensation issues. The outreach program included the following:

●	We contacted shareholders owning approximately 84% of our outstanding shares and invited them to participate in the outreach program.

●	We explained that the purpose of the outreach was to solicit feedback regarding the Company’s executive compensation practices, but we were open for discussion regarding any shareholder concerns.

●	When scheduling the meetings, we were very clear that Mr. Albright, our CEO, would not be participating, thus encouraging open and candid shareholder feedback regarding his compensation arrangement.

●	We had telephonic meetings with shareholders representing approximately 73% of our outstanding shares.

●	All meetings included at least one member of our Compensation Committee, and most meetings included the chairman of the Compensation Committee. None of the meetings included the CEO.

What We Heard

While there were varying and sometimes contradictory opinions expressed by our shareholders, there were several items that we consistently heard from many or all of the shareholders with whom we met:

●	Vesting of long-term incentive equity compensation should be tied to performance relative to a peer group of companies.

●	The large equity awards for the CEO in 2015, which were intended to cover multiple years, were excessive—future “multi-year” awards should be avoided.

●	Stock options as long-term incentive compensation should be avoided unless “premium priced.”

●	The annual cash incentive program should be more transparent and utilize objective, measurable performance metrics with rigorous annual goals.

●	Performance metrics for the annual cash incentive program should measure activities and accomplishments that ultimately will serve to maximize shareholder value.

●

Some otherwise “standard” financial measures (such as earnings per share and increases to book value) are not appropriate performance metrics for the Company at this time, given the current goal of monetizing our low basis Daytona Beach land holdings.

●	Consistent increases to the CEO’s base salary are not always justified.

What We Did

In addition to obtaining feedback from our shareholders, in August 2016, the Compensation Committee retained the services of Korn Ferry Hay Group (“Korn Ferry”) as independent compensation consultant. We have also maintained an active dialogue with a leading proxy advisory firm in order to better understand their evaluation of our executive compensation programs. Based on the feedback from our shareholders and the advice from Korn Ferry, beginning in 2017, our executive compensation program will reflect the following enhancements:

●	Our named executive officers (“NEOs”) receive more modest, annual long-term equity incentive awards, rather than larger awards intended to cover multiple years.

●	NEO total compensation is benchmarked against a new, appropriately-constructed peer group.

●	At least 50% of each NEO’s annual equity incentive compensation opportunity is awarded via performance-based equity.

●	We do not currently intend to award any additional stock options.

●	The performance metrics utilized for the annual and long-term incentive compensation programs are predominantly objective and measurable, thus enhancing transparency.

●

Threshold, Target and Maximum levels of achievement for all performance metrics under the annual and long-term incentive compensation programs will be established during the first 90 days of the year and discussed in detail in the Compensation Discussion and Analysis pertaining to such year, further enhancing transparency.

●

The annual cash incentive plan will utilize performance metrics that recognize the Company’s current stage of development, and will incentivize the steps necessary in the near-term to successfully implement our long-term objectives and drive shareholder value.

●

The long-term incentive program will consist of annual grants of performance shares which cliff vest after three years, and vesting of the performance shares is conditioned on achieving relative TSR levels, thus ensuring pay matches performance.

●	There was no increase to the CEO’s salary for 2017.

●	Adoption by the Board of the following policies:

●	Prohibition on pledging of Company stock by directors and all employees;

●	Increased stock ownership requirement for the CEO; and

●	Clawback right for all incentive-based compensation.

We expect these modifications will enhance the link between pay and performance and will better align management with the Company’s shareholders. The modifications are explained in more detail in the pages that follow.

Compensation Decisions for Fiscal 2016

For fiscal 2016, we made the following compensation decisions for our NEOs, which decisions are explained in more detail in the pages that follow:

●

A new practice we implemented this year was to establish our NEOs’ total target compensation for 2017 based on a review of executive compensation at our new peer group of companies. Using this benchmarking approach, we placed our NEOs’ total compensation for 2017 (at target levels) at or near the 50th percentile for total compensation as compared to our peer group.

●

Another new practice for this year was to award more modest long-term equity incentive award opportunities that are intended to cover only the current year of the NEO’s service. These awards were included in the total compensation benchmarking process described above. Similar awards will be considered on an annual basis.

●	Our CEO did not receive an increase in base salary for 2017. Our Chief Financial Officer and General Counsel each received a 4% increase in base salary.

●

Under our existing cash bonus plan, for 2016, our NEOs were determined to have achieved 70% of their targeted bonus amount, resulting in cash bonuses of 42%, 38.5% and 35% of their 2016 base salaries for our CEO, Chief Financial Officer and General Counsel, respectively.

We appreciate the input we received from our shareholders on our compensation practices, and we firmly believe that the compensation decisions for 2016, and our compensation practices moving forward, will better align our management team with shareholders, and also evidence the appropriate discipline, structure and rigor that will facilitate greater transparency and accountability.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides an overview and analysis of the material elements of our compensation program and policies during the 2016 fiscal year for the following individuals, our NEOs.

●	John P. Albright, age 51, our President and Chief Executive Officer (“CEO”);

●	Mark E. Patten, age 53, our Senior Vice President and Chief Financial Officer (“CFO”); and

●	Daniel E. Smith, age 51, our Senior Vice President, General Counsel and Corporate Secretary (“General Counsel”).

Following this section is a series of tables containing specific information pertaining to the compensation earned in 2016 by the NEOs. The discussion below is intended to put the information contained in the tables into context with our overall compensation program.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executive officers by aligning their interests with those of our shareholders. This program is structured to motivate executive officers to achieve performance goals established by the Board and to create long-term allegiance to the Company.

The executive compensation program rewards executive officers for achievement of annual and long-term goals, based on their individual performance and their contribution to the overall performance of the Company. It is intended to balance annual performance incentives through salary and annual cash incentives with rewards for long-term performance through an equity incentive plan. In prior years, the equity incentive plan has utilized primarily stock option awards, awards of time-based restricted stock awards (restricted stock that vests over time), and sometimes included performance-based restricted stock awards (restricted stock that vests upon the satisfaction of certain performance criteria, such as stock price appreciation). As discussed below, commencing in 2017, we intend to use primarily time-based restricted stock and performance shares that vest over three years for long-term incentive compensation.

At the Company’s 2016 Annual Meeting, the approval level for the advisory vote on executive compensation (“Say-on-Pay”) was 42.93%, which is substantially below the approval level achieved during any year in the Company’s recent past, clearly indicating shareholders’ dissatisfaction with elements of the Company’s compensation practices.

In response to the 2016 meeting’s Say-on-Pay result, the Compensation Committee initiated the shareholder outreach program described above in the “Highlights” section of this CD&A. In addition, the Compensation Committee engaged Korn Ferry, a leading independent compensation consultant for publicly-traded companies. Certain aspects of Korn Ferry’s engagement are described below. We believe that Korn Ferry’s input and advice allowed for more informed decision-making and assured that an objective perspective was considered in executive compensation matters.

With the assistance of Korn Ferry, the Compensation Committee met multiple times to discuss, design and propose to the Board modifications to the Company’s executive compensation program designed to accomplish the following: (i) better align the Company’s compensation practices with the Company’s performance and shareholders’ interests; (ii) more effectively match pay with performance; while (iii) continuing to offer competitive compensation arrangements to motivate and retain talented and experienced executive officers. The Compensation Committee’s findings and proposed modifications are outlined above in the “Highlights” section and are described in more detail below.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board of Directors the approval of compensation for the CEO. While the Compensation Committee reviews the total compensation paid to each of the named executive officers, it considers each element of our executive compensation program to be separate and distinct. We have not adopted any formal or informal policy for allocating executive compensation between annual and long-term or between cash and non-cash. The Compensation Committee has historically made these allocation decisions each year based on the performance goals and objectives achieved for that year.

The full Board of Directors (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of our CEO, and our CFO. Mr. Albright also provides an annual evaluation to the Compensation Committee regarding the performance of our CFO and a recommendation on compensation for our CFO and all other officers and managers. In addition, certain members of our senior management team provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer comparators as a supplement to the comparative market data prepared by the independent compensation consultant, as well as making recommendations with respect to performance metrics and related goals. Mr. Albright attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, Mr. Albright plays no role in setting his own compensation. Also, at the Compensation Committee’s request, our General Counsel attends meetings to act as Secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee regularly meets separately in executive session, outside the presence of management, generally at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee may from time-to-time, in its sole discretion, retain or seek advice from compensation consultants, independent counsel, and other advisors, and is directly responsible for determining the compensation of, and overseeing, such advisors. As noted above, the Compensation Committee has engaged independent consultants in the past to review our compensation practices and plans, and most recently engaged Korn Ferry in this regard. The Compensation Committee determined that the engagement of Korn Ferry does not raise any conflicts of interest. In making this determination, the Compensation Committee noted the following:

●	Korn Ferry does not provide any other services to the Company;

●	Korn Ferry did not receive any fees from the Company during 2015 and no fees from the Company in 2016 other than in connection with the engagement by the Compensation Committee;

●	Korn Ferry maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

●	None of the Korn Ferry team assigned to the Company had any business or personal relationship with members of the Compensation Committee outside of the engagement;

●	None of the Korn Ferry team assigned to the Company had any business or personal relationship with any of our NEOs outside of the engagement; and

●	None of the Korn Ferry team assigned to the Company owned any of our common stock.

The scope of Korn Ferry’s engagement was to (i) review the findings and recommendations of the corporate services division of a leading proxy advisory firm whom the Company had retained regarding the Company’s executive compensation and governance practices; (ii) advise on implementation of such recommendations; (iii) review the results of the Company’s Say-on-Pay shareholder outreach program and the feedback obtained therefrom; (iv) advise and assist in the redesign of select executive compensation elements, in particular (A) the peer group, (B) the annual cash incentive plan, and (C) the long-term incentive plan; and (v) assist in establishing performance metrics and goals under such plans.

Previously, the Compensation Committee engaged FPL Associates L.P. (“FPL”) to assist in, among other things, evaluating and amending Mr. Albright’s employment agreement and long-term incentive compensation. As a result of this evaluation, in May 2015, the Company and Mr. Albright entered into an Amended and Restated Employment Agreement and various equity incentive compensation award agreements described below.

Competitive Considerations (Peer Group)

Prior to 2017, our compensation practices did not include formally benchmarking executive compensation against any particular peer group, but instead we endeavored to establish base salaries and cash bonus structures that were competitive with similar positions in our geographic location and comparable to other companies who are publicly traded and/or whose business operations and relative size are similar to ours. However, certain metrics utilized in our annual cash incentive plan contemplated the comparison of the Company’s stock price performance relative to a peer group. In January 2015, the Compensation Committee retained FPL to, among other things, assess the appropriateness of the Company’s existing peer group of companies. Based on FPL’s advice, the Compensation Committee identified the companies listed below as an appropriate peer group:

●	Agree Realty Corp
●	Alico Inc.
●	Forestar Group Inc.
●	Getty Realty Corp.
●	Gramercy Property Trust Inc.
●	New Home Company (The)
●	Resource Capital Corp.
●	St. Joe Company (The)
●	Stratus Properties Inc.
●	Tejon Ranch Co.
●	Whitestone REIT

In connection with the 2017 redesign of the Company’s executive compensation program, and based on advice from Korn Ferry, the Compensation Committee determined that it was appropriate to increase the size of the Company’s peer group and to shift to a mix of companies selected on a holistic basis to provide better alignment with the Company’s size (taking into consideration revenues, assets and market capitalization), sector (including companies with diversified real estate activities), and executive talent. This necessitated eliminating from the prior peer group several companies whose revenues were significantly larger than the Company’s revenues (such as The New Home Company and Gramercy Property Trust Inc.), and adding several companies with revenues smaller than the Company’s. We believe this created a peer group that is appropriate for both determining relative total shareholder return and benchmarking total compensation at or near the midpoint of the group. In terms of total revenues for the last reported fiscal year, the Company lies roughly at the midpoint of the new peer group.

2017 PEER GROUP

●	Agree Realty Corp
●	Cedar Realty Trust Inc.
●	Farmland Partners Inc.
●	First Potomac Realty
●	Forestar Group Inc.
●	Griffin Industrial Realty
●	HomeFed Corp.
●	J.W. Mays Inc.
●	One Liberty Properties Inc.
●	Preferred Apartment
●	St. Joe Company (The)
●	Stratus Properties Inc.
●	Tejon Ranch Co.
●	Urstadt Biddle
●	Whitestone REIT

The salary levels and other compensation elements of our peer group are among the factors taken into consideration by the Compensation Committee when evaluating the compensation of our NEOs.

The Compensation Committee recognizes that as the Company executes its business plan through the monetization of its Daytona Beach land holdings and the growth of its income property portfolio through redeployment of the land sales proceeds, certain companies currently included in the peer group will cease to be appropriate peers. In addition, changes to companies currently included in the peer group could result in the need to remove them from the group. Consequently, the Compensation Committee will undertake a thorough review of the peer group annually, and expects that successful execution of the Company’s business plan over the next several years may necessitate changes on a fairly regular basis.

Executive Compensation Elements

Employment Agreements. On June 30, 2011, we entered into an employment agreement with Mr. Albright to serve as our President and Chief Executive Officer, effective August 1, 2011, which agreement was amended and restated on May 20, 2015. On April 16, 2012, we entered into an employment agreement with Mr. Patten to serve as our Senior Vice President and Chief Financial Officer. On October 22, 2014, we entered into an employment agreement with Mr. Smith to serve as our Senior Vice President, General Counsel and Corporate Secretary. We have an employment agreement with an additional non-executive officer of the Company, and otherwise no such agreements with any other officers or employees.

Base Salary. The base salaries of the named executive officers were set at the time of their employment and thereafter have been set annually in January following a review of their performance of the normal responsibilities associated with the named executive’s job description during the previous year. Historically, the Compensation Committee has evaluated individual performance of named executive officers based on the Company’s earnings per share (“EPS”) in the prior year, the accomplishment of performance goals approved by the Board each January, and the individual’s contribution to our overall corporate performance. In evaluating individual performance, the Compensation Committee also considers any additional duties or responsibilities assumed by the individual during the prior year, individual contribution to any new strategies developed and adopted by the Company, the individual’s contribution to our public image, the individual’s leadership and motivation skills, and any significant actions by the individual that have had an effect on long-term shareholder value. In addition, beginning in 2017, the Compensation Committee, in consultation with its compensation consultant, utilized compensation information from its peer group of companies to benchmark each executive’s compensation, both the individual elements of compensation as well as total compensation. The Compensation Committee analyzed the total mix of available information on primarily a qualitative basis in determining base salary.

The table below sets forth the salaries for each of the NEOs for fiscal years 2015 through 2017.

NEO Salaries

Name	2015	% increase	2016	% increase	2017
John P. Albright	$500,000	3.0%	$515,000	0%	$515,000
Mark E. Patten	$220,500	3.0%	$227,115	4.0%	$236,200
Daniel E. Smith	$185,000	3.0%	$190,550	4.0%	$198,172

During 2016, the Company, under the leadership of Mr. Albright, attained significant achievements in key areas of the Company’s strategy and operations, particularly with respect to real estate operations and income property operations. The results of the Company’s real estate operations included the closing of seven land sale transactions totaling more than 700 acres, and the execution of several additional land sale contracts that, when combined with other existing contracts, created a pipeline of potential land transactions of more than $110 million, comprised of 11 separate contracts that collectively included nearly 3,800 acres, approximately 38% of the Company’s total land holdings. Mr. Albright oversaw the acquisition of ten income properties with an aggregate purchase price of approximately $86.7 million, which acquisitions were completed at an investment cap rate within the Company’s 2016 investment guidance. In addition to the achievements in these key operating segments, the Company reported record earnings of $2.86 per share, nearly doubling the earnings achieved in 2015, which was the fifth consecutive year of significant earnings growth during Mr. Albright’s five-year tenure. Other highlights for the year included securing entitlements for the beachfront parcel in Daytona Beach, the acquisition of income properties in California and Nevada, the acquisition of the LPGA land previously leased from the City of Daytona Beach (the “City”), the disposition of a large portfolio of income properties at attractive pricing, the lease-up of The Grove at

Winter Park retail center, and resolution of a federal regulatory matter impeding the Minto closing. Mr. Albright continued to enhance the Company’s reputation and standing in the local and regional community through his involvement in business and community events and organizations, including speaking engagements and board memberships such as his role on the board of the CEO Business Alliance. In January 2017, the Board, upon the recommendation of the Compensation Committee, determined that Mr. Albright’s annual base salary would remain at $515,000. This decision was based on multiple of factors, including the benchmarking of Mr. Albright’s annual salary and total compensation as compared to the Company’s new peer group.

Mr. Patten’s performance for 2016 was also reviewed by the Compensation Committee, with input from the Board. His salary increase was based on the Company’s overall performance, the achievement of certain of the 2016 performance goals, and his contributions as Chief Financial Officer. Mr. Patten’s key accomplishments for 2016 included the continued enhancement of shareholder outreach, including the initiation of the Company’s quarterly earnings calls, which commenced in July 2016, and the development and presentation of the Company’s first Investor Day, held in December 2016. Mr. Patten also led the buyout from the City of the land lease associated with the golf courses at LPGA International Golf Club. In addition, with respect to the strategic alternatives review conducted during 2016, Mr. Patten, under the direction of the Special Committee of independent directors, was a key liaison between the Special Committee and its financial advisory firm, Deutsche Bank, devoting considerable time to preparing the offering materials and related data room, responding to the due diligence activities of the interested parties, and coordinating the various third parties involved in the diligence process. Mr. Patten also led the amendment of the Company’s credit facility to provide the Company with increased capacity for completing share repurchases. Mr. Patten continued to enhance the Company’s reputation and standing in the local and regional community through his involvement in business and community events and organizations, including as a member of the Board of the Daytona Beach Regional Chamber of Commerce, the Board of the Futures Foundation for Volusia County Schools, the Board of the Peabody Auditorium Foundation, and his nomination to join the Civic League of the Halifax Area.

Mr. Albright reviewed Mr. Smith’s performance for 2016 with input from the Board. His salary increase was based on the Company’s overall performance, the achievement of certain of the 2016 performance goals, his contributions as General Counsel and Corporate Secretary and the compensation benchmarking information available to the Compensation Committee. Mr. Smith’s key accomplishments for 2016 included resolution of the federal regulatory matter impeding the Minto closing, coordination and oversight of the Say-on-Pay shareholder outreach program, and the successful director election at the 2016 Annual Meeting. He continued to provide outstanding management and oversight with respect to corporate securities and other legal matters and for the Company’s human resources function. Mr. Smith also provided excellent administration of Board and Committee meetings and overall corporate maintenance.

Cash Bonus—Existing Cash Bonus Plan. During 2010, the Board adopted and approved, following the recommendation of the Compensation Committee, the Consolidated-Tomoka Land Co. Annual Cash Bonus Plan (as subsequently amended, the “Existing Cash Bonus Plan”). In July 2015, the Board approved an amended version of the Existing Cash Bonus Plan that the Compensation Committee, at the Board’s direction, had revised to include more objective and measurable criteria, and to align the plan more fully with management’s Board-approved goals and objectives. The purpose of the Existing Cash Bonus Plan was to create a mutuality of interest between management and the Company’s shareholders through a bonus structure designed to reward actions that would increase long-term shareholder value. The Existing Cash Bonus Plan performance criteria were designed to incentivize those management actions that best serve the short- and long-term interest of the shareholders, as determined by goals and objectives set annually by the Board. Any discretionary awards under the Existing Cash Bonus Plan were based on the subjective evaluation and recommendation of the Compensation Committee to the full Board.

Under the Existing Cash Bonus Plan, during the first quarter of each plan year, the Board, upon the recommendation of the Compensation Committee, determined the potential bonus pool, adopted specific annual goals related to each of the criteria, approved a list of plan participants, and established the potential bonus award (“PBA”) for a 100% rating. Pursuant to the Existing Cash Bonus Plan, maximum PBA payouts were limited to up to 100% of base annual salary for the CEO, up to 55% of base annual salary for any other executive officers, up to 45% of base annual salary for vice presidents, and up to 35% of base annual salary for managers. The Chairman of the Board annually made bonus recommendations to the Compensation Committee on the performance of the CEO under the Existing Cash Bonus Plan, and the CEO made bonus recommendations to the Compensation Committee as to all other plan participants. The Compensation Committee reviewed these recommendations and made its recommendations to the Board for final approval.

The annual performance goals under the Existing Cash Bonus Plan are established in the first quarter of each year through a dialogue between Company management and the Compensation Committee. Management initially proposes guidance for the coming year with respect to certain financial metrics (in 2016, EPS, income property acquisitions and investment yields, disposition activity level and disposition yields, land transaction activity and leverage levels), and discusses with the Compensation Committee the proposed guidance and the underlying assumptions with respect to the proposed guidance, both for the Company’s operations and assets specifically, and for economic conditions generally in both local markets and nationally. The Compensation Committee reviews the proposed guidance to ensure appropriate rigor, evaluating it using a number of factors, including the Company’s performance during the most recent year and any pending or contemplated Company transactions for the coming year. After further discussion and modifications, if necessary, the Compensation Committee establishes the guidance, and once established, the guidance serves as the target for the applicable criteria under the Existing Cash Bonus Plan, and management publishes the financial guidance in the Company’s year-end earnings release. In addition, the Compensation Committee, with input from management, establishes additional goals for the remaining performance criteria under the Existing Cash Bonus Plan, which additional goals are of both an objective and subjective nature.

The following table sets forth the performance criteria used under the Existing Cash Bonus Plan, the weighting of the various criteria, the goals that were established at the commencement of 2016, and the level of achievement during 2016 for each of the performance criteria, as determined by the Compensation Committee.

Existing Cash Bonus Plan—Goals and Performance for 2016
Performance Criteria and Weighting	Description	2016 Performance Goals	2016 Accomplishments	% of PBA Achieved
Shareholder Return and Investor Outreach (20%)	Shareholder return for year relative to market and peer group; investor outreach initiatives	Share price return at median of peer group; issue earnings guidance; host quarterly earnings calls and annual investor day	Share price return below median; other goals accomplished	8%
Financial Performance (20%)	Attainment of certain financial performance thresholds	EPS of $2.75 to $3.00(1); increase book value by $3.00/share; G&A level appropriate; leverage less than 40% of TEV; fixed/floating debt balance	EPS of 2.86(1); book value increased by $3.16/share; leverage 32.6%, 80% fixed	14%
Land Transaction Activity (20%)	Land transaction activity; enhancement or preservation of value of land holdings	$25-$30mm sales value (closed), $25mm under contract	$13.8mm closed; $110mm under contract	10%
Investment Transaction Activity (20%)	Acquisition, oversight and disposal of income-producing assets	Dispositions of $15mm-$25mm (at cap rate of 7%-10%); acquisitions of $70mm-$85mm (at cap rate of 6%-8%)	Dispositions of $22.7mm;(2) acquisitions of $86.7mm	20%
Risk Management (10%)	Overall risk management (debt compliance, expense budgets, insurance, etc.)	Continue document retention plan implementation; insurance program enhancements; internal controls	80% Accomplished	8%
Executive Leadership (10%)	Internal and external leadership	Community board memberships (CEO Business Alliance, Daytona Regional Chamber of Commerce); team leadership	100% Accomplished	10%
TOTAL PBA ACHIEVED FOR 2016				70%

(1)

Earnings per share guidance provided in February 2016 excluded the potential gain from the sale of a 14-property single-tenant portfolio (the “Portfolio Sale”). The gain on the Portfolio Sale ultimately equaled $1.20 per share. Excluding the impact of the Portfolio Sale, actual earnings per share for 2016 would have equaled $1.66 per share.

(2)	Excludes the Portfolio Sale with proceeds of $51.6mm, including the buyer’s assumption of the $23.1mm secured debt on the portfolio, reflecting an exit cap rate of approximately 4.73%.

The table below sets forth the PBA and the actual bonus amounts for each of the three NEOs for 2016, which bonus amounts reflect the Company’s financial results and the NEOs’ individual performance.

NEO 2016 Bonuses
Name	2016 Base Salary	PBA (% of 2016 base salary)	Max. Bonus Achievable for 2016	2016 PBA Achieved	Actual Bonus Awarded for 2016
John P. Albright	$515,000	60%	$309,000	70%	$216,300
Mark E. Patten	$227,115	55%	$124,913	70%	$87,439
Daniel E. Smith	$190,550	50%	$95,275	70%	$66,693

2017 Executive Annual Cash Incentive Plan. In response to shareholder feedback resulting from our extensive outreach program in the fall of 2016, and after consultation with the Compensation Committee’s independent compensation consultant, the cash bonus program was modified for 2017. In an effort to simplify the Company’s program, and enhance transparency, in February 2017 the Board adopted the 2017 Executive Annual Cash Incentive Plan (the “New Annual Cash Incentive Plan”), which will utilize pre-established metrics and measurable, objective goals for at least 80% of the target annual cash incentive for each NEO. The remaining 20% or less will be based on the individual performance of the NEO. The metrics selected for the New Annual Cash Incentive Plan, and the weighting applied to each, are set forth below:

●

Land Transaction Activity: The Company continues to execute its strategic business plan of monetizing its legacy undeveloped land portfolio and redeploying the proceeds into income-producing assets in a tax-efficient manner. The Board recognizes that expeditiously monetizing the Company’s land portfolio at accretive pricing levels is, at this stage of the Company’s existence, of paramount importance for building shareholder value. The feedback we received from shareholders overwhelmingly supported this conclusion. As a result, for 2017, 40% of the available cash incentive payout will be determined based on land transaction activity, which will be allocated 30% to actual gross proceeds from land sales that close in 2017, and 10% to new land transaction contracts entered into in 2017. Qualifying transactions must be at pricing levels that are accretive based on per-parcel pricing established and approved by the Compensation Committee during the first 90 days of the year, or otherwise pursuant to a transaction approved in advance by the Board. The weighting for this metric, and the weighting between closings and new contracts, may be adjusted each year depending on the Company’s progress in executing its business plan.

●

Investment Activity: As the Company executes is strategic business plan of monetizing its land portfolio and investing the proceeds in income properties, management’s effective redeployment of land sales proceeds is critical to the long-term success of the Company. For 2017, 20% of the available cash incentive payout will be determined based on management’s execution of income property acquisitions at return rates approved by the Board, or transactions otherwise approved by the Board.

●

Financial Performance of Investment Portfolio: The Company has successfully converted a large portion of its land portfolio to income-producing investments (from approximately $126.2 million at year-end 2011 to approximately $281.9 million at year-end 2016). Management’s oversight and value maximizing activities with respect to this portfolio continues to increase in importance as the Company executes its strategic business plan. For 2017, 20%

of the available cash incentive payout will be determined based on the productivity of our income property portfolio, as measured by Net Operating Income (total revenues less the direct cost of revenues) for all of the Company’s operating segments (Income Property Operations, Commercial Loan Investments, Real Estate Operations, Golf Operations, and Agricultural and Other) but excluding the revenues and related direct cost of revenues for Land Transactions. We expect the weighting for this metric to increase over time as the Company progresses with the monetization of its land portfolio and the resulting increase in its portfolio of income-producing assets.

The Board recognizes that some elements of executing our strategic business plan and otherwise managing the Company are not readily quantifiable and, as a result, for 2017, the remaining 20% of the available cash incentive payout will be determined based on combination of discretionary goals of both an objective and subjective nature to be established by the Compensation Committee, such as general and administrative expense level, capital structure such as leverage and term, value enhancing activities such as stock repurchases, executive leadership, and individual goals or projects. This ensures that strong individual efforts are still recognized and rewarded.

We believe that by choosing the above-described metrics, the Compensation Committee can objectively and accurately assess management’s progress on executing our strategic business plan. We note that certain metrics used in the Existing Cash Bonus Plan, such as EPS and increases to book value, are not included in the performance metrics that have been selected for the New Annual Cash Incentive Plan. Although these metrics may be appropriate and valuable under certain circumstances, we believe that because of the generally low historic cost basis in our land (much of which was acquired over 100 years ago), these metrics are not appropriate or particularly useful in measuring management’s productivity in executing our business plan. The feedback from our shareholders was consistent with this perspective.

The New Annual Cash Incentive Plan will be administered as follows: During the first 90 days of each fiscal year, the Compensation Committee will assess the performance metrics selected and the weighting among the various metrics, and make adjustments as it deems necessary based on the Company’s progress in executing its strategic business plan. In addition, during such period, the Compensation Committee will establish (i) a target award opportunity for each plan participant, expressed as a percentage of each such participant’s annual base salary, and (ii) “threshold,” “target” and “maximum” performance goals for each metric. The NEOs will earn an annual cash incentive award based on their attainment of the goals previously established. For 2017, award opportunity levels for the NEOs based on achieving the performance goals for each metric will be as follows:

2017 Bonus Payout Opportunities

Name	Base Salary	Threshold	Payout at Threshold	Target	Payout at Target	Max.	Payout at Max.
John P. Albright	$515,000	25%	$128,750	50%	$257,500	75%	$386,250
Mark E. Patten	$236,200	25%	$59,050	50%	$118,100	75%	$177,150
Daniel E. Smith	$198,172	25%	$49,543	50%	$99,086	75%	$148,629

As indicated above, payouts can be greater than “target” when actual performance exceeds expectations; and in the event actual performance fails to achieve the “threshold” goal, no payout will have been earned for such metric. If the level of performance falls between threshold and target, or between target and maximum, linear interpolation will be used to determine the percentage of target performance achieved. The threshold, target, maximum goals for each performance metric, and actual results for 2017, will be disclosed in the 2018 proxy statement as part of the discussion of 2017 compensation.

Under the New Annual Cash Incentive Plan, if a participant experiences a qualifying termination (as defined below) prior to or on December 31 of the applicable plan year, such participant will be entitled to receive a prorated annual cash bonus for such plan year. A prorated annual cash bonus will be based on the number of days worked by the participant during the applicable plan year prior to and including the date on which the participant’s termination of employment occurs. The New Annual Cash Incentive Plan defines a “qualifying termination” as a termination of employment on or after April 1 of the applicable plan year by (a) the Company without cause or (b) the participant for good reason. “Cause” and “good reason” will have the meanings in such participant’s employment or similar agreement or, if no such agreement exists, then as defined in the New Annual Cash Incentive Plan. Any prorated annual cash bonus will be payable no later than 30 days following the participant’s termination of employment based on the “target” level of achievement.

The Compensation Committee believes the New Annual Cash Incentive program will serve to better align management with shareholders and provide enhanced transparency and accountability.

Equity Compensation. The Consolidated-Tomoka Land Co. Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”) was adopted by the Board and approved by the shareholders in 2010. In 2013, the Board and shareholders approved a full amendment and restatement of the 2010 Plan. In 2014, the 2010 Plan was amended to increase to 450,000 the number of authorized shares, which was also approved by the shareholders. In 2016, the 2010 Plan was amended to prohibit the cancellation of “out-of-the-money” stock options and stock appreciation rights for cash without prior shareholder approval. Awards under the 2010 Plan are approved by the Compensation Committee. The 2010 Plan provides the Compensation Committee flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2010 Plan, the Compensation Committee has the discretion to determine the terms of each award. Awards under the 2010 Plan may be in the form of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and performance units. Employees of the Company and its subsidiaries and nonemployee directors may be selected by the Compensation Committee to receive awards under the 2010 Plan. Restricted stock awards will be counted against the 2010 Plan maximum of 450,000 shares in a 1.41-to-1 ratio. Time-vested full value awards, such as restricted stock, are used primarily as a retention tool. While time-vested full value equity awards do not reward stock price growth to the same extent as stock options or performance-conditioned awards, the Compensation Committee believes that time-vested full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, the Compensation Committee believes that time-vested full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The time-vested restricted stock granted in 2015, 2016 and 2017 vests ratably over approximately three years provided that the holder is continuously employed with us through each anniversary date. The reserved share amount under the 2010 Plan is subject to adjustments by the Compensation Committee as provided in the 2010 Plan for stock splits, stock dividends, recapitalizations, and other similar transactions or events. The 2010 Plan also contains limits on the number of shares represented by awards that any participant may receive during any one calendar year, as described more fully below.

The Board and the Compensation Committee intend that the 2010 Plan will be the primary vehicle for providing long-term compensation to and retention of its NEOs and other key managers in the near term. The table on page 45 below entitled “Outstanding Equity Awards at Fiscal Year End for 2016” describes the equity awards granted under the 2010 Plan that are currently outstanding.

2015 Excess Awards. In May 2015, in connection with the execution of his amended and restated employment agreement, Mr. Albright received (i) a grant of an option to purchase 40,000 shares of our common stock (the “May 2015 Option Grant”) and (ii) a grant of 94,000 shares of restricted common stock (the “May 2015 Restricted Share Grant” and, together with the May 2015 Option Grant, the “May 2015 Grants”). Upon review, it was determined that the individual annual award limit under the 2010 Plan of 50,000 shares was inadvertently exceeded by the May 2015 Grants. In consultation with the Board and outside advisors, Mr. Albright elected to rectify the overage by surrendering in full the May 2015 Option Grant and surrendering in part the May 2015 Restricted Share Grant (the surrendered portion of the May 2015 Grants being the “2015 Excess Awards”), which surrender occurred in February 2016. In connection therewith, the Compensation Committee, having determined that the May 2015 Grants were consistent with the Company’s compensation philosophy of establishing long-term incentives for creating additional shareholder value, in February 2016 awarded Mr. Albright (i) an option to purchase an additional 40,000 shares of our common stock under the 2010 Plan and (ii) a grant of 4,000 restricted shares of our common stock, both of which are discussed in more detail in Note 18 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

New Equity Compensation Program. In response to shareholder feedback resulting from our extensive outreach program in the fall of 2016, and after consultation with the Compensation Committee’s independent compensation consultant, the Company has substantially altered its practices with respect to long-term equity incentive compensation. Commencing in 2017, our long-term incentive plan will employ a combination of restricted stock and performance share awards which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Restricted stock awards, which generally vest ratably over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance. Performance share awards are earned based on multi-year performance over a three-year performance cycle. Pursuant to the performance share awards, each participant is eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted, the vesting of which is based on the total shareholder return (“TSR”) achieved by the Company during the performance period in comparison to that of our peer group. For the awards made in 2017, the performance period is from January 1, 2017 through December 31, 2019. Between 0% and 150% of the target performance shares will be eligible to vest based on the achievement of threshold, target and maximum TSR goals relative to the TSR achieved by the specified peer group. The threshold, target and maximum TSR goals for the current performance period are the achievement of TSR during the performance period that places the Company in the 34th, 51st or 67th percentile, respectively, of the TSRs achieved during the performance period by the companies in the peer group. If performance falls in between the threshold and target goals or the target and maximum goals, linear interpolation will be used to determine the percentage of target performance achieved. In addition, each performance share award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the shares. Such dividend equivalents will be subject to the same vesting and forfeiture requirements as the underlying performance shares to which they relate. In the event of a nonqualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent. For all NEOs, the equity awards in January to February 2017 were generally weighted equally as performance shares and restricted shares.

The use of a relative TSR metric as the vesting criteria for the performance share awards ensures alignment between shareholders and participants. It ensures that positive TSR due to macroeconomic trends does not result in inappropriately high compensation for a participant where the Company’s absolute TSR lags peers. Similarly, it has the potential to reward an executive when there is outperformance of peers, but perhaps weaker TSRs on an absolute basis through no fault of the executive. In the event the Company’s TSR lags on a relative basis, it is possible no shares would vest. If the Company has strong TSRs on an absolute basis and outperforms its peers over the three-year period, the participant would benefit just as the shareholders would over that period. Similarly, but distinctly, if the Company’s TSR outperforms the peer group, but absolute TSR is negative, then notwithstanding the executive’s superior performance, vesting of the performance share awards will be limited to 100% of target (i.e., no “outperform” level of vesting is available if shareholders have not profited).

The Compensation Committee believes that by adopting this practice it will serve to incentivize and reward executives for strong performance over the long-term.

The following restricted stock and performance share awards were granted to our NEOs in 2017:

2017 NEO Equity Awards
NEO	Target Number of Performance Shares Granted	Number of Shares of Restricted Stock Granted
John P. Albright	4,635	4,651
Mark E. Patten	2,000	2,000
Daniel E. Smith	2,000	2,000

In setting long-term incentive plan award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance, and the market for compensation of executives of competitors and other comparable market participants. For 2017, in consultation with its independent compensation consultant and valuation experts, the Compensation Committee constructed a compensation package for our CEO that, based on target payout and vesting levels, will equate to the 50th percentile for CEO compensation within our new peer group.

401(k) Plan.  Employees (including the named executive officers) may participate in our 401(k) Plan, a tax-qualified retirement plan maintained to provide the opportunity to provide for retirement through tax-advantaged employee contributions. The 401(k) Plan permits eligible employees to contribute compensation up to the maximum limit set annually by the Internal Revenue Service, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective contributions are immediately vested and non-forfeitable in the 401(k) Plan. Since January 2012, eligibility for the 401(k) Plan required six calendar months of service in which the employee is credited with 160 hours of service in each month. The Company made a matching contribution equal to 25% of the contributions made by plan participants. Commencing with 2015, the Company adopted a “safe harbor” matching program, in which the Company matches (i) 100% of the employee’s contribution up to 3% of the employee’s compensation and (ii) 50% of the employee’s contribution up to the employee’s next 2% of compensation, for a total potential match of 4% of the employee’s compensation, subject to certain limitations imposed by the Internal Revenue Code.

Health and Welfare Benefits.  We provide to each named executive officer, and all full time employees, medical, dental and vision coverage as well as long-term disability and life insurance. The Company also pays a portion of the cost to cover employees’ dependents under the medical, dental and vision plans.

Perquisites.  The Company does not provide its NEOs with any perquisites or personal benefits.

Other Matters

Stock Ownership.  In August 2016, we adopted new and enhanced stock ownership guidelines for our directors and executive officers. These guidelines require the following minimum ownership levels of the Company’s common stock:

(i) Directors: the greater of (A) sufficient shares such that the shares’ value equals or exceeds five times the director’s annual retainer fee and (B) 2,000 shares.

(ii) Chief Executive Officer: sufficient shares such that the shares’ value equals or exceeds six times his or her annual base salary.

(iii) Other executive officers: no less than 1,000 shares.

Compliance with these ownership guidelines are measured on the first trading day of each calendar year (the “Compliance Date”), commencing on the fifth Compliance Date after the later of (a) August 8, 2016 or (b) the date such person is first elected or appointed to such position. Although measuring compliance under these guidelines will not commence until January 4, 2021, all of the named executive officers and all but two of the current directors currently hold sufficient shares to satisfy the guidelines.

In addition, with respect to shares of the Company’s common stock acquired through the vesting of restricted stock or the exercise of a stock option (“incentive plan shares”) where such restricted stock or stock option was granted under an equity incentive plan of the Company, any director or executive officer who has not previously satisfied these ownership guidelines must retain at least 50% of the incentive plan shares (net of any shares sold to pay required taxes triggered by the vesting of restricted stock or the exercise of a stock option) until such time as such director or officer has satisfied these guidelines on a Compliance Date as set forth above.

Clawback Policy. In August 2016, we adopted an executive compensation recovery policy pursuant to which the Company will seek to recover or cancel any incentive-based compensation paid to an executive officer during the three-year period preceding the date as of which the Company is required to prepare restated financial results, in the event of our material non-compliance with financial reporting requirements of applicable securities laws, to the extent that such compensation exceeds the amount that would have been paid to the executive officer had it been based on the restated results. The Board is authorized to administer this policy consistent with the requirements of Section 10D of the Securities Exchange Act of 1934 and applicable rules or standards adopted by the SEC and the NYSE or such other national exchange on which our shares may be listed.

Pledging Policy. In August 2016, our insider trading policy covering our directors and employees was revised to prohibit pledging. Under the policy, no director, officer or employee, or any designee of such person, is permitted to purchase on margin, borrow against on margin or pledge as collateral for a loan the Company’s securities that have been granted to such person by the Company as part of his/her compensation or that are directly or indirectly held by such person.

Hedging Policy. Employees and directors, or any designee of such employee or director, are not permitted to purchase financial instruments that are designed to hedge or offset any decrease in the market value of our equity securities that have been granted to the employee or director by us as part of the employee’s or director’s compensation or that are directly or indirectly held by the employee or director.

Severance Benefits. Mr. Albright’s employment agreement provides that if his employment is terminated by the Company without cause (as defined in the employment agreement), the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. Mr. Albright’s employment agreement also provides that if, after a change in control of the Company (as defined in the employment agreement), Mr. Albright’s employment is terminated by the Company other than for cause or Mr. Albright voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 200% of his then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Mr. Patten’s employment agreement provides that if, after a change in control of the Company (as defined in the employment agreement), Mr. Patten’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Patten voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of his then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Mr. Smith’s employment agreement provides that if, after a change in control of the Company (as defined in the employment agreement), Mr. Smith’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Smith voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of his then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

In addition to Messrs. Albright, Patten and Smith, our senior vice president of investments is party to an employment agreement with the Company that includes a severance arrangement consistent with the severance arrangement for Messrs. Patten and Smith described above. None of our other employees has a severance agreement; however, all full-time employees of the Company may qualify to participate under the Company’s broad-based severance policy.

Vesting of unexercised stock options and restricted shares.  Each option holder’s individual award agreement or agreements entered into pursuant to the 2001 Plan provide that all unvested stock options and tandem SARs become vested upon the occurrence of a change in control. Similarly, all award agreements under the 2010 Plan provide that all unvested stock options and time-based restricted shares become vested upon a change in control. Performance-based restricted shares awarded to the NEOs become vested upon the executive’s termination of employment without cause or his resignation for good reason (as such terms are defined in the executive’s employment agreement), in each case, within 24-months following a change in control.

Advisory Vote to Approve Executive Compensation.  We conducted an advisory vote to approve executive compensation last year at the 2016 Annual Meeting. While this vote was not binding on the Company, the Board, or the Compensation Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis to express their views regarding executive compensation. At the 2016 Annual Meeting, 42.93% of the votes cast on the advisory vote to approve the executive compensation proposal were in favor of our named executive officers’ compensation as disclosed in our proxy statement, and as a result the proposal was not approved. The Board and Compensation Committee reviewed these vote results and, based on such results, elected to undertake a comprehensive review of the Company’s executive compensation policy and make certain significant changes thereto, as described in detail above. We have determined that our shareholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our shareholders at our 2011 Annual Meeting of Shareholders. In addition, this proxy statement includes an advisory vote on the frequency of the advisory vote to approve our executive compensation.

Absence of Interlocks.  None of the members of the Compensation Committee is or has been an executive officer of the Company, and no director who served on the Compensation Committee during 2016 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2016.

Tax and Accounting Implications

Deductibility of Executive Compensation.  In designing our compensatory programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. The Compensation Committee also reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. We generally seek to preserve tax deductions for executive compensation. Nonetheless, the Compensation Committee may award compensation in the form of equity incentives, including performance-based awards, that when recognized as compensation is not fully tax deductible when it believes such grants are in the best interests of our shareholders, and we reserve the right to do so in the future. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs will ultimately be deductible by the Company.

Nonqualified Deferred Compensation. Effective January 1, 2005, Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, we intend to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016. Submitted by the Compensation Committee: Thomas P. Warlow, III, Chairman, John J. Allen, Laura M. Franklin and Howard C. Serkin.

Summary Compensation Table for 2014-2016

The following table summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2014, 2015, and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non- Equity Incentive Plan Compensation ($)(3)	Time- Based Restricted Stock Awards ($)(4)	Performance- Based Restricted Stock Awards ($)(5)		Option Awards ($)(7)	All Other Compensation ($)	Total ($)
John P. Albright	2016	515,000	—	216,300	269,278	155,920	(6)	558,800	19,258(8)	1,734,556
President & CEO	2015	500,000	270,000	—	458,237	3,434,060	(6)	843,200	18,101(8)	5,523,598
	2014	472,500	283,500	—	216,509	—		—	11,444(8)	983,953
Mark E. Patten	2016	227,115	—	87,439	134,639	—		—	11,566(9)	460,759
Senior Vice President &	2015	220,500	109,148	—	164,909	—		—	11,566(9)	506,123
Chief Financial Officer	2014	210,000	115,500	—	75,778	—		—	6,771(9)	408,049
Daniel E. Smith(1)	2016	190,550	—	66,693	134,639	—		—	11,516(10)	403,398
Senior Vice President,	2015	185,000	83,250	—	27,485	—		—	24,503(10)	320,238
General Counsel & Corporate Sec.	2014	36,615	83,250	—	—	97,425		142,500	5,357(10)	347,897

(1)	Mr. Smith joined the Company as Senior Vice President, General Counsel and Corporate Secretary on October 22, 2014.
(2)

Pursuant to his employment agreement, Mr. Smith received a one-time signing bonus of $50,000 when he joined the Company as Senior Vice President, General Counsel and Corporate Secretary. In addition, pursuant to his employment agreement, Mr. Smith received a bonus of $16,000 for his 2014 performance.

(3)

In accordance with SEC rules, the bonus amounts paid in 2017 under the Company’s Annual Executive Cash Bonus Plan relating to performance in 2016 are being reported in the “Non-Equity Incentive Plan Compensation” column.

(4)

Amounts consist of the aggregate grant date fair value of restricted stock awarded, calculated by multiplying the number of shares issued by the Company’s stock price at the grant date, less the present value of expected dividends during the vesting period.

(5)

Amounts consist of the aggregate grant date fair value of restricted stock awarded, based on the probable outcome of conditions required to be met for vesting, computed in accordance with FASB ASC Topic 718. Amount does not reflect whether Messrs. Albright or Smith have actually realized or will realize a financial benefit from the award, which is subject to performance conditions. For information on the valuation assumptions used in these computations, refer to Note 18 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K. The value of the awards at the grant date, assuming that each level of performance conditions for vesting will be achieved, is $7,750,000 for Mr. Albright and $156,250 for Mr. Smith. However, as discussed above, Mr. Albright voluntarily surrendered 72,000 of these shares in 2016 in connection with the resolution of the 2015 Excess Awards. There can be no assurance that this grant date value will ever be realized by Messrs. Albright or Smith.

(6)

These amounts represent the grant date fair value of the performance-based restricted shares awarded to Mr. Albright on February 26, 2016 and May 20, 2015, respectively. The May 20, 2015 award consisted of 94,000 shares of restricted stock that were to vest based on share price appreciation; however, as of February 26, 2016, 72,000 of the 94,000 shares (with a grant date fair value of $2,481,300) were voluntarily surrendered by Mr. Albright in connection with the resolution of the 2015 Excess Awards, as described on page 37 above. None of the remaining restricted shares have vested, and none will vest unless the Company’s share price increases to the thresholds referenced in the table entitled “Outstanding Equity Awards at Fiscal Year End for 2016” on page 45 below.

(7)

Amounts consist of the aggregate grant date fair value of stock options awarded in accordance with FASB ASC Topic 718 as follows: Mr. Albright – 2016 valuation, $558,800 (stock options); 2015 valuation, $843,200 (stock options); Mr. Smith – 2014 valuation, $142,500 (stock options). See Note 18 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, for the relevant assumptions used to determine the valuation of stock option awards. These amounts reflect our accounting for these stock options and do not correspond to the actual values that may be recognized by the named executive officers. These stock options have exercise prices of $50.00 for grants made in 2014, $57.50 for the grant made in February 2015, $55.62 for the grant made in May 2015 (which grant was subsequently surrendered in full (with a grant date fair value of $558,800)), and $55.62 for the grant made in February 2016, while our closing stock price on March 2, 2017 was $55.07.

(8)

Amounts reflect group term life insurance and long-term disability insurance premiums paid on behalf of Mr. Albright by the Company, and 401(k) plan employer matching contributions, all as follows: during fiscal 2016: $1,242 (life insurance), $7,416 (disability insurance) and $10,600 (401(k) match); during fiscal 2015: $1,242 (life insurance), $6,259 (disability insurance) and $10,600 ((401(k) match); and during fiscal 2014: $810 (life insurance), $6,259 (disability insurance), and $4,375 (401(k) match).

(9)

Amounts reflect group term life insurance premium paid on behalf of Mr. Patten by the Company, and 401(k) plan employer matching contributions, as follows: during fiscal 2016: $966 (life insurance) and $10,600 (401(k) match); during fiscal 2015: $966 (life insurance) and $10,600 (401(k) match); and during fiscal 2014: $1,021 (life insurance) and $5,750 (401(k) match).

(10)

Amounts reflect the following: (i) reimbursement for moving expenses; (ii) reimbursement of Mr. Smith’s portion of premiums paid for post-employment COBRA continuation coverage following the termination of employment from his previous employer and prior to his eligibility for coverage under the Company’s health insurance plan; (iii) group term life insurance premium paid on behalf of Mr. Smith by the Company; (iv) 401(k) plan employer matching contribution, all as follow: during fiscal 2016: $916 (life insurance) and $10,600 (401(k) match); during fiscal 2015: $15,860 (moving expenses), $580 (life insurance) and $8,063 (401(k) match); and during fiscal 2014: $5,357 (COBRA continuation coverage).

Total Realized Compensation Table for 2014-2016

The SEC’s calculation of total compensation, as shown in the “Summary Compensation Table” set forth on page 42, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by our NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows the total compensation actually realized with respect to the applicable year in which benefit was received, not the year the award was made.*

Name and Principal Position	Year	Salary ($)	Bonus (A)($)	Time- Based Restricted Stock Vesting (B)($)	Performance- Based Restricted Stock Vesting (B)($)	Option Exercises (B)($)	All Other Compensation (C)($)	Total ($)
John P. Albright	2016	515,000	270,000	213,363	—	—	19,258	1,017,621
President & CEO	2015	500,000	283,500	112,100	—	678,990	18,101	1,592,691
	2014	472,500	270,000	—	2,448,640	249,000	11,444	3,451,584
Mark E. Patten	2016	227,115	109,148	77,707	—	—	11,566	425,536
Senior Vice President & Chief Financial Officer	2015 2014	220,500 210,000	115,500 80,000	39,235 —	— 438,610	— —	11,566 6,771	386,801 735,381
Daniel E. Smith	2016	190,550	83,250	7,518	—	—	11,516	292,834
Senior Vice President, General Counsel & Corporate Sec.	2015 2014	185,000 36,615	16,000 50,000	— —	— —	— —	24,503 5,357	225,503 91,972

*

Amounts reported as Total Realized Compensation differ substantially from the amounts determined under SEC rules as reported in the “Total” column of the “Summary Compensation Table.” Total Realized Compensation is not a substitute for the total compensation as shown above in the “Total” column in the “Summary Compensation Table.” This supplemental table does not include all items required to be included as compensation in the “Summary Compensation Table.” Total Realized Compensation consists of (a) the actual salary paid during the indicated year, (b) the annual incentive cash bonus paid during the indicated year, (c) the market value on the vesting date of restricted shares vesting during the indicated year, and (d) the difference between the current market price and the strike price upon the exercise of stock options that occurred during the indicated year. For more information on total compensation as shown above in the “Total” column in the “Summary Compensation Table” under the SEC rules, see the notes accompanying the “Summary Compensation Table.”
(A)	Taxable in the year paid, related to prior year’s performance.
(B)	Vesting/Exercises — taxable value to NEO at the time of vesting or exercise, as applicable.
(C)	Consists of all other compensation included on the “Summary Compensation Table” under the “All Other Compensation” column.

As indicated above, realized pay for the CEO and CFO was substantially higher in 2014 than in 2015 and 2016. In 2014, appreciation in our share price, plus dividends we paid, generated a TSR of 54.2%, which far outpaced TSR relative to our peer group and also relative to the broader market. We believe this illustrates how our compensation programs have successfully linked pay with performance. In addition, we believe this table assists in clarifying that no portion of the 2015 Excess Awards resulted in (or will ever result in) “realized pay” for our CEO, as those grants were surrendered in February 2016, even though the full grant date fair value of the awards is required to be reflected in the “Summary Compensation Table” above.

Grants of Plan-Based Awards during the Year Ended December 31, 2016

The following table summarizes the grants of plan-based awards to our named executives for the fiscal year ended December 31, 2016.

Name	Grant / Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John P. Albright(1)	January 27, 2016	—	—	—	—	—	—	6,000	—	—	269,278
John P. Albright(2)	January 27, 2016	—	—	309,000	—	—	—	—	—	—	—
John P. Albright(3)	February 26, 2016	—	—	—	—	—	—	—	40,000	55.62	558,800
John P. Albright(3)	February 26, 2016	—	—	—	—	—	—	4,000	—	—	155,920
Mark E. Patten(1)	January 27, 2016	—	—	—	—	—	—	3,000	—	—	134,639
Mark E. Patten(2)	January 27, 2016	—	—	124,913	—	—	—	—	—	—	—
Daniel E. Smith(1)	January 27, 2016	—	—	—	—	—	—	3,000	—	—	134,639
Daniel E. Smith(2)	January 27, 2016	—	—	95,275	—	—	—	—	—	—	—

(1)

These restricted share grants were awarded to Messrs. Albright, Patten and Smith on January 27, 2016 based on their 2015 performance and were made pursuant to the 2010 Plan. The stock price at the time of the grant was $45.10.

(2)

The Existing Cash Bonus Plan does not provide for threshold or target amounts, but rather only a maximum PBA (potential bonus amount). See discussion of “Cash Bonus—Existing Cash Bonus Plan” beginning on page 32 above.

(3)

This restricted share grant of 4,000 shares and stock option grant of 40,000 shares were awarded to Mr. Albright on February 26, 2016 in connection with the execution by Mr. Albright’s new employment agreement in May 2015 and the surrender of the 2015 Excess Awards in February 2016 (see discussion beginning on page 37 above). The stock price at the time of the grants was $48.25.

Outstanding Equity Awards at Fiscal Year End for 2016

The following table sets forth certain information with respect to all exercisable and unexercisable stock options and outstanding time-based and performance-based restricted stock awards previously awarded to the named executive officers as of December 31, 2016.

	Option Awards					Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John P. Albright	20,000	(2)	—	57.50	1/28/2025	13,334	712,302	58,000	3,098,360	(5)
John P. Albright	13,200	(2)	26,800	55.62	1/28/2025
Mark E. Patten	10,000		—	29.34	4/16/2022	5,700	304,494	6,000	320,520	(6)
Mark E. Patten	10,000		—	34.95	1/23/2018
Daniel E. Smith	6,600		3,400	50.00	10/22/2024	3,334	178,102	2,500	133,550	(7)

(1)

Other than as noted below, stock options for Messrs. Albright, Patten and Smith become exercisable in three equal annual installments beginning on the first anniversary of their respective grant dates, with full exercisability upon a change in control. They remain exercisable until they expire ten years or five years, as applicable, from the date of grant, subject to earlier expiration upon termination of employment. Any unvested portion of the option will vest upon a change in control.

(2)

Outstanding stock options for Mr. Albright become exercisable (i) with respect to the option to purchase 20,000 shares awarded in 2015, 100% on January 28, 2016, and (ii) with respect to the option to purchase 40,000 shares awarded in 2016, in three approximately equal annual installments beginning on the award date (1/3 vested immediately), then on each of January 28, 2017 and January 28, 2018. Otherwise their terms are consistent with the stock options described in footnote 1 above.

(3)

Restricted stock awarded to Messrs. Albright, Patten and Smith in connection with their respective employment agreements (performance-based vesting) and for their 2013, 2014 and 2015 performance (time-based vesting). The performance based restricted stock will vest in multiple segments based on our stock attaining certain target prices per share; and the time-based restricted stock vests over a three-year period. See Note 18 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K. The grant date fair value of the performance based restricted stock awards, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718), is the amount reported in the “Performance-Based Restricted Stock Awards” column of the “Summary Compensation Table.” There is no threshold payout under this plan.

(4)	Values are calculated as of December 31, 2016, using the closing market price per share of our stock on that date of $53.42.
(5)

This amount is attributable to 58,000 restricted shares that vest only if the Company’s share price achieves the following thresholds (for the specified number of shares): $60 (18,000), $65 (18,000), $70 (18,000) and $75 (4,000).

(6)	This amount is attributable to 6,000 restricted shares that vest only if the Company’s share price achieves the following thresholds (for the specified number of shares): $60 (3,000) and $65 (3,000).
(7)	This amount is attributable to 2,500 restricted shares that vest only if the Company’s share price achieves the following thresholds (for the specified number of shares): $60 (1,250) and $65 (1,250).

Option Exercises and Stock Vested During the Year Ended December 31, 2016

The following table sets forth the total stock options exercised and the total restricted stock that had vested for the named executive officers during the year ended December 31, 2016.

	OPTION AWARDS(1)		STOCK AWARDS(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Albright	—	—	4,666	213,363
Mark E. Patten	—	—	1,700	77,707
Daniel E. Smith	—	—	166	7,518

(1)

Stock options vesting in 2016 for Mr. Albright became exercisable (i) with respect to the option to purchase 20,000 shares awarded in 2015, 100% on January 28, 2016, and (ii) with respect to the option to purchase 40,000 shares awarded in 2016, one-third immediately upon awarding of the option on February 26, 2016. Stock options vesting in 2016 for Messrs. Patten and Smith become exercisable in three equal annual installments beginning on the first anniversary of their respective grant dates, with full exercisability upon a change in control. All such stock options remain exercisable until they expire ten years or five years, as applicable, from the date of grant, subject to earlier expiration upon termination of employment. Any unvested portion of the option will vest upon a change in control. The value realized on exercise is computed by multiplying the number of shares exercised by the appreciation per share, or the closing market price of our stock on the exercise date less the option exercise price. None of the NEOs exercised stock options during the year ended December 31, 2016.

(2)	Restricted shares vesting in 2016 constitute a portion of the restricted shares awarded in 2015 and 2014 as compensation for 2014 and 2013 performance, respectively.

Potential Payments Upon Termination or Change in Control

We entered into an employment agreement with Mr. Albright on June 30, 2011, in connection with his appointment as our President and Chief Executive Officer effective August 1, 2011, which agreement was amended and restated on May 20, 2015. Pursuant to his employment agreement, if Mr. Albright’s employment is terminated by the Company without cause (as defined in the employment agreement), the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. If, after a change in control of the Company (as defined in the employment agreement), Mr. Albright’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Albright voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 200% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Patten on April 16, 2012, in connection with his appointment as our Senior Vice President and Chief Financial Officer. Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Patten’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Patten voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Smith on October 22, 2014, in connection with his appointment as our Senior Vice President, General Counsel and Corporate Secretary. Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Smith’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Smith voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We do not have any other employment agreements, change in control agreements, or severance agreements with any of our executive officers. In addition to Messrs. Albright, Patten and Smith, the Company is also party to an employment agreement with the senior vice president of investments that includes a severance arrangement consistent with the severance arrangement for Messrs. Patten and Smith described above. None of our other employees has an employment agreement, change in control agreement, or severance agreement with the Company. Benefits payable upon termination of a currently named executive officer include awards granted pursuant to the 2010 Plan, which may become fully vested, in the discretion of the Compensation Committee. Upon a change in control, equity awards would become fully vested.

Under the 2010 Plan and pursuant to the named executive officers’ employment agreements, a change of control shall be deemed to have occurred if:

●

any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”); or

●

approval by the shareholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Under the 2001 Stock Option Plan, a change of control occurs when:

●

any person or group, other than one of our subsidiaries or one of our or our subsidiaries’ employee benefit plans, becomes the beneficial owner of 50% or more of our outstanding voting shares and our other outstanding voting securities that are entitled to vote generally in the election of our directors;

●

individuals who, as of the effective date of the 2001 Plan, constitute the Board (“Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the effective date whose election or nomination for election by our shareholders was approved by a majority of the members of the Incumbent Board shall be deemed to be members of the Incumbent Board; or

●

approval by our shareholders of a “Merger” as a result of which the persons who were the respective beneficial owners of the outstanding common stock immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or a plan of liquidation or a plan or agreement for the sale or other disposition of all or substantially all of our assets.

The following table sets forth the benefit that would have been realized by Messrs. Albright, Patten and Smith as of December 31, 2016, if such officer’s employment had been terminated on that date (other than for cause), and the benefit that would have been realized by each named executive officer as of December 31, 2016, if a change in control had occurred on or before such date:

Name	Benefit	Change in Control Without Termination ($)	Termination without Cause or with Good Reason after Change in Control ($)	Termination without Cause ($)
John P. Albright	Unvested Stock Option Awards and Unvested Time-Based Restricted Stock Awards(1)	712,302	712,302	—
	Severance pursuant to employment agreement	—	1,030,000	1,030,000
	Unvested Performance-Based Restricted Stock Awards	—	3,098,360	—
	Total	712,302	4,840,662	1,030,000
Mark E. Patten	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	304,494	304,494	—
	Severance pursuant to employment agreement	—	227,115	227,115
	Unvested Performance-Based Restricted Stock Awards	—	320,520	—
	Total	304,494	852,129	227,115
Daniel E. Smith	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	189,730	189,730	—
	Severance pursuant to employment agreement	—	190,550	190,550
	Unvested Performance-Based Restricted Stock Awards	—	133,550	—
	Total	189,730	513,830	190,550
	TOTAL	1,206,526	6,206,621	1,447,665

(1)

Values are calculated as if a change in control or termination had taken place on December 31, 2016, using the closing market price per share of our stock on that date of $53.42, less the exercise price of the respective option awards. See “Vesting of Unexercised Stock Options and Restricted Shares” on page 41 for additional information.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. In addition, the Compensation Committee believes that the mix and design of the elements of compensation do not encourage employees to assume excessive risks because (1) as a real estate business, we do not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets) and (2) as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditors, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting, and financial reporting processes generally.

Among other things, the Audit Committee contracts with the independent auditors to audit our financial statements; inquires as to the independence of the auditors, and obtains at least annually the auditors’ written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of our internal controls, and the overall quality of our financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2016:

(1) The Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated financial statements for the year ended December 31, 2016, and reports on the effectiveness of internal controls over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the reasonableness of significant judgements and the clarity of disclosures in the consolidated financial statements.

(2) The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

(3) The Audit Committee discussed with the independent auditors the auditors’ independence and received the written disclosures and the letter from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016. The Audit Committee also has appointed, and requested shareholder ratification of the appointment of, Grant Thornton LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Submitted by the Audit Committee: Howard C. Serkin, Chairman, John J. Allen, Laura M. Franklin, and William L. Olivari.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES ON WHITE PROXY CARDS WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017. Grant Thornton was appointed as the Company’s independent registered public accounting firm on March 2, 2012.

Representatives of Grant Thornton are required to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Although applicable law does not require shareholder ratification of the appointment of Grant Thornton to serve as our independent registered public accounting firm, our Board has decided to ascertain the position of our shareholders on the appointment. If the shareholders fail to ratify the appointment of Grant Thornton, our Audit Committee will reconsider the appointment. Even if the selection is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on this proposal. Shares represented by executed proxies on proxy cards will be voted, if specific instructions are not otherwise given, for the ratification of Grant Thornton as our independent registered public accounting firm.

Our Board of Directors recommends a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm.

Auditor Fees

The following table represents aggregate fees billed in 2016 and 2015 by Grant Thornton for professional services, by category as described in the notes to the table. All fees were pre-approved by the Audit Committee.

	2016	2015
	$	$
Audit Fees(1)	450,784	357,258
Audit-Related Fees	-0-	-0-
Tax Fees(2)	53,580	76,050
All Other Fees	-0-	-0-
Total	504,364	433,308

(1)

Aggregate fees billed for professional services rendered by Grant Thornton for the audit of our annual consolidated financial statements, review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and other services normally provided in connection with our statutory and regulatory filings or engagements by year.

(2)

Aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice, and tax planning, including preparation of tax forms, including federal and state income tax returns, and income tax consulting services.

Pre-approval Policy

The Audit Committee has adopted a Pre-Approval Policy (the “Policy”) governing the pre-approval of all audit and non-audit services performed by the independent auditor in order to ensure that the performance of such services does not impair the auditor’s independence.

According to the Policy, the Audit Committee will annually review and pre-approve the audit services that may be provided by the independent auditor and the fees to be paid for those services during the following year, and may from time-to-time review and pre-approve audit-related services, tax services and all other services to be provided by the independent auditor. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. For pre-approval, the Audit Committee will consider whether the service is consistent with the SEC’s rules on auditor independence, as well as whether the independent auditor is in the best position to provide the service for reasons such as its familiarity with our business, people, culture, accounting system, risk profile and other factors. All such factors will be considered as a whole, with no single factor being determinative.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate pre-approval by the Audit Committee.

Requests or applications to provide services that require pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Company’s Chief Financial Officer and must include (1) a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence, and (2) with respect to each proposed pre-approved service, detailed back-up documentation regarding the specific service to be provided. Requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer and will include a description of the services to be rendered. The Company’s Chief Financial Officer will determine whether such services are included within the list of services that have previously received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES ON WHITE PROXY CARDS WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

The Company is providing its shareholders with the opportunity to cast an advisory vote to approve executive compensation pursuant to Section 14A of the Securities Exchange Act of 1934. The Company requests shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables.

As an advisory vote, this proposal is not binding upon the Company or our Board. However, the Board and the Compensation Committee, who are responsible for designing and administering the Company’s executive compensation program, value the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions for named executive officers.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

OUR BOARD RECOMMENDS THAT YOU VOTE “EVERY YEAR” OR “ONE YEAR” (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS) ON THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES ON WHITE PROXY CARDS WILL BE VOTED ONE YEAR ON THIS PROPOSAL.

As described in Proposal 3 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “say-on-pay” vote.

This Proposal 4 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings. Under this Proposal 4, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

Based on a shareholder vote at the 2011 Annual Meeting, shareholders currently cast this advisory vote every year. The Company believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program.

As an advisory vote, this proposal is not binding upon the Company or our Board. However, the Board will consider the outcome of the vote when determining whether to include a say-on-pay vote in proxy materials for future shareholder meetings.

OTHER MATTERS

Our Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any other matters that will or may be properly presented at the Annual Meeting by others. Unless the date of the Annual Meeting is postponed by more than 30 days from the prior year’s annual meeting, the deadline under our Bylaws for any shareholder proposal not discussed in this proxy statement to be properly presented at the Annual Meeting has passed. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card will vote on such other matters in their best judgment with respect to the shares for which we have received proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC and the NYSE MKT initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers, and beneficial owners of more than 10% of our common stock are required by SEC rules to furnish us with copies of all such reports. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from directors and executive officers that no other reports were required, we believe that all reports required under Section 16(a) were timely filed during the fiscal year ended December  31, 2016.

SHAREHOLDER PROPOSALS AND DIRECTOR CANDIDATE NOMINATIONS

Inclusion of Proposals in our Proxy Statement and Proxy Card under the SEC Rules

Shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2018 Annual Meeting of Shareholders, a written copy of their proposal must be received at our principal executive offices no later than November 14, 2017. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials.

Advance Notice Requirements for Shareholder Submission of Nominations and Proposals

Required Timing. In addition, our Bylaws provide that, for any shareholder proposal or director nomination to be properly presented at the 2018 Annual Meeting of Shareholders, whether or not also submitted for inclusion in our proxy statement, we must receive written notice of the matter not less than 150 days nor more than 210 days prior to the first anniversary of the date of the preceding year’s annual meeting. Thus, to be timely, the written notice of a shareholder’s intent to make a nomination for election as a director or to bring any other matter before the 2018 Annual Meeting of Shareholders must be received by our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809 no earlier than September 28, 2017 and no later than November 27, 2017. Further, any proxy granted with respect to the 2018 Annual Meeting of Shareholders will confer on management discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframe provided above.

Required Shareholder Information. Each such written notice must contain, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal of other business is made: (i) the name and address of such shareholder, as they appear on our stock transfer books, and the name and address of such beneficial owner; (ii) the class or series and number of our shares owned beneficially and of record by such shareholder and such beneficial owner; (iii) the date or dates upon which such shareholder acquired ownership of such shares; and (iv) a representation that the shareholder is a holder of record of our capital stock, entitled to vote at such meeting, and that such shareholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

Required Director Nominee Information. With respect to each person whom the shareholder proposes to nominate for election as a director (a “proposed nominee”), the shareholder shall provide: (i) the name, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the class or series and number of our shares, if any, owned beneficially and of record by the proposed nominee; (iv) any other information regarding each proposed nominee proposed by such shareholder as would be required to be included in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors; (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or other acting in concert therewith, on the other hand; and (vi) the written consent of each proposed nominee to serve as a director if so elected. In addition, to be eligible to be a nominee for election or reelection as a director, the prospective nominee, or someone acting on such prospective nominee’s behalf, must deliver (in accordance with any applicable time periods prescribed for delivery of notice described herein) to our corporate secretary at our principal executive offices a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the corporate secretary upon written request).

A copy of our Bylaws is available as an exhibit to a current report on Form 10-Q we filed with the Securities and Exchange Commission on May 3, 2016. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the shareholder making the nomination or proposal, will be disregarded.

ANNUAL REPORT

Our Annual Report to Shareholders for the fiscal year ended December 31, 2016, accompanies this proxy statement. Additional copies may be obtained by writing to us at P.O. Box 10809, Daytona Beach, Florida 32120-0809. Our Annual Report and Proxy Statement are also available on our website at www.ctlc.com.

Appendix A to Proxy Statement

Additional Information about Participants in the Solicitation

Under applicable SEC rules and regulations, members of our Board of Directors, including the Board’s nominees, and our named executive officers are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about such participants.

1. Directors and Named Executive Officers

The following table sets forth the names, business addresses, and present principal occupations of the Company’s directors (seven of whom are also the Board’s nominees for director) and named executive officers, as well as the names and principal business addresses of the organizations in which the principal occupations of the directors and named executive officers are carried on.

Name	Business address	Present principal occupation	Name of organization in which principal occupation is carried on	Business address of such organization
John P. Albright	Consolidated-Tomoka Land Co. P.O. Box 10809 Daytona Beach, Florida 32120-0809	President and Chief Executive Officer	Consolidated-Tomoka Land Co.	P.O. Box 10809 Daytona Beach, Florida 32120-0809
John J. Allen	Allen Land Group, Inc. 7220 Financial Way Ste. 400 Jacksonville, FL 32256	President	Allen Land Group Inc. and Mitigation Solutions, Inc.	Allen Land Group, Inc. 7220 Financial Way Ste. 400 Jacksonville, FL 32256
Laura M. Franklin	Consolidated-Tomoka Land Co. P.O. Box 10809 Daytona Beach, Florida 32120-0809	Former (Retired) Executive Vice President, Accounting and Administration and Corporate Secretary	Washington Real Estate Investment Trust (Washington REIT)	P.O. Box 10809 Daytona Beach, Florida 32120-0809
Jeffry B. Fuqua	7220 Financial Way Ste. 400 Jacksonville, FL 32256	President	Amick Construction, Inc.	7220 Financial Way Ste. 400 Jacksonville, FL 32256
William L. Olivari	141 Sagebush Trail Ste. D Ormond Beach, FL 32174	Certified Public Accountant; Consultant	Olivari & Associates	141 Sagebush Trail Ste. D Ormond Beach, FL 32174
Mark E. Patten	Consolidated-Tomoka Land Co. P.O. Box 10809 Daytona Beach, Florida 32120-0809	Senior Vice President and Chief Financial Officer	Consolidated-Tomoka Land Co.	P.O. Box 10809 Daytona Beach, Florida 32120-0809
Howard C. Serkin	4417 Beach Blvd. Suite 302 Jacksonville, FL 32207-9404	Chairman	Heritage Capital Group	4417 Beach Blvd. Suite 302 Jacksonville, FL 32207-9404
A. Chester Skinner, III	Consolidated-Tomoka Land Co. P.O. Box 10809 Daytona Beach, Florida 32120-0809	President and Owner	Skinner Bros. Realty Co.	2963 Dupont Avenue Suite 2 Jacksonville, FL 32217

Name	Business address	Present principal occupation	Name of organization in which principal occupation is carried on	Business address of such organization
Daniel E. Smith	Consolidated-Tomoka Land Co. P.O. Box 10809 Daytona Beach, Florida 32120-0809	Senior Vice President, General Counsel and Corporate Secretary	Consolidated-Tomoka Land Co.	P.O. Box 10809 Daytona Beach, Florida 32120-0809
Thomas P. Warlow	P.O. Box 547918 Orlando, FL 32854-7918	President and Chairman	The Martin Andersen-Gracia Andersen Foundation, Inc.	P.O. Box 547918 Orlando, FL 32854-7918
Casey R. Wold	CA Ventures 130 E. Randolph, Suite 2100 Chicago, IL 60601	Founder, Managing Partner and Chief Executive Officer	Vanderbilt Office Properties	CA Ventures 130 E. Randolph, Suite 2100 Chicago, IL 60601

2. Information Regarding Ownership of the Company’s Securities by Participants

The ownership of the Company’s securities by the participants named above are set forth under Beneficial Ownership of Common Stock in this Proxy Statement.

3. Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under “Directors and Named Executive Officers.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (3/14/15 through 3/14/17)

Name	Date	Number of Company Shares or Options Purchased or Sold	Nature of Transaction
John P. Albright	5/20/2015	40,000	Compensatory grant
	5/20/2015	94,000	Compensatory grant
	6/9/2015	10,000	Stock option exercise
	6/10/2015	4,632	Open market sale
	6/11/2015	3,368	Open market sale
	11/30/2015	13,500	Stock option exercise
	12/1/2015	10,000	Open market sale
	12/2/2015	500	Open market sale
	1/22/2016	653	Shares withheld as payment of taxes
	1/27/2016	6,000	Compensatory grant
	1/28/2016	729	Shares withheld as payment of taxes
	2/23/2016	40,000	Surrender stock option
	2/23/2016	72,000	Surrender restricted stock
	2/23/2016	40,000	Compensatory grant
	2/23/2016	4,000	Compensatory grant

Name	Date	Number of Company Shares or Options Purchased or Sold	Nature of Transaction
	8/10/2016	900	Open market sale
	8/11/2016	764	Open market sale
	8/24/2016	836	Open market sale
	9/7/2016	3,000	Open market sale
	9/8/2016	2,000	Open market sale
	9/21/2016	1,700	Open market sale
	9/22/2016	800	Open market sale
	10/5/2016	1,201	Open market sale
	10/6/2016	1,299	Open market sale
	10/19/2016	500	Open market sale
	10/20/2016	2,000	Open market sale
	11/2/2016	1,531	Open market sale
	11/3/2016	969	Open market sale
	11/16/2016	2,500	Open market sale
	11/30/2016	1,200	Open market sale
	12/1/2016	1,300	Open market sale
	12/14/2016	55	Charitable donation
	12/14/2016	1,350	Open market sale
	12/15/2016	1,150	Open market sale
	12/28/2016	1,250	Open market sale
	12/29/2016	1,250	Open market sale
	1/11/2017	2,500	Open market sale
	1/23/2017	649	Shares withheld as payment of taxes
	1/25/2017	4,651	Compensatory grant
	1/25/2017	1,500	Open market sale
	1/26/2017	1,000	Open market sale
	1/30/2017	729	Shares withheld as payment of taxes
	1/30/2017	547	Shares withheld as payment of taxes
	2/8/2017	2,500	Open market sale
	2/22/2017	209	Open market sale
	2/23/2017	2,291	Open market sale
	3/8/2017	1,500	Open market sale
	3/9/2017	1,000	Open market sale
Laura M. Franklin	10/3/2016	53	Compensatory grant
	1/5/2017	187	Compensatory grant
	3/15/2017	350	Open market purchase

Name	Date	Number of Company Shares or Options Purchased or Sold	Nature of Transaction
Jeffry B. Fuqua	6/15/2015	1,000	Open market purchase
	9/15/2016	1,500	Open market purchase
	9/15/2016	200	Open market purchase
	9/15/2016	100	Open market purchase
	9/15/2016	200	Open market purchase
William L. Olivari	8/25/2015	500	Open market purchase
	10/27/2016	500	Open market purchase
	3/15/2017	500	Open market purchase
Mark E. Patten	1/27/2016	3,000	Compensatory grant
	1/28/2016	(265)	Shares withheld as payment of taxes
	1/25/2017	2,000	Compensatory grant
Howard C. Serkin	4/16/2015	125	Compensatory grant
	7/2/2015	130	Compensatory grant
	10/5/2015	150	Compensatory grant
	1/6/2016	142	Compensatory grant
	4/1/2016	216	Compensatory grant
	7/6/2016	210	Compensatory grant
	10/3/2016	195	Compensatory grant
	1/5/2017	187	Compensatory grant
A. Chester Skinner, III	6/10/2015	176	Open market purchase
	6/10/2015	350	Open market purchase
	6/10/2015	300	Open market purchase
	6/10/2015	161	Open market purchase
	6/10/2015	13	Open market purchase
Daniel E. Smith	12/10/2015	220	Open market purchase
	12/10/2015	80	Open market purchase
	1/27/2016	3,000	Compensatory grant
	2/16/2016	200	Open market purchase
	2/16/2016	200	Open market purchase
	2/17/2016	100	Open market purchase
	5/5/2016	234	Open market purchase
	7/27/2016	100	Open market purchase
	1/25/2017	2,000	Compensatory grant
	3/9/2017	75	Open market purchase
	3/9/2017	125	Open market purchase
	3/9/2017	100	Open market purchase
Thomas P. Warlow	6/15/2015	500	Open market purchase

4. Miscellaneous Information Concerning Participants

Except as described in this this Proxy Statement, neither any participant nor any of their respective associates (a) has been a party to any transaction required to be described pursuant to Item 404(a) of Regulation S-K, (b) directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, (c) owns any securities of the Company of record but not beneficially, or (d) has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Proxy Statement, there are no contracts, arrangements or understandings by any participant or any of their respective associates with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

REVOCABLE PROXY

CONSOLIDATED-TOMOKA LAND CO.

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2017

2:00 p.m., Eastern Daylight Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Consolidated-Tomoka Land Co., a Florida corporation, hereby appoints Jeffry B. Fuqua and John P. Albright, each or either of them, with full power of substitution, to represent and to vote on behalf of the undersigned all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders scheduled to be held on Wednesday, April 26, 2017, at 2:00 p.m., local time, at the LPGA International Clubhouse, 1000 Champions Drive, Daytona Beach, Florida 32124, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares upon the matters described in the Notice of Annual Meeting of Shareholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

The shares represented by this proxy will be voted as directed on the reverse side, but if no direction is made, the proxies named herein intend to vote the securities at their discretion FOR Proposal 1 for the election of the nominees listed in the Proxy Statement for the Annual Meeting, and FOR Proposals 2 and 3, and “1 year” on Proposal 4.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE BY THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

☐    FOLD AND DETACH HERE    ☐

CONSOLIDATED-TOMOKA LAND CO. – ANNUAL MEETING, APRIL 26, 2017

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 26, 2017. This proxy statement and a copy of our 2016 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are available at www.ViewOurMaterial.com/CTO.

You can vote in one of three ways:

1.	Call toll free 1-866-641-4276 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Online at www.ViewOurMaterial.com/CTO and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

PLEASE MARK VOTES
☒	AS IN THIS EXAMPLE		Annual Meeting of Shareholders APRIL 26, 2017

REVOCABLE PROXY CONSOLIDATED-TOMOKA LAND CO.

Proposal 1 – Election of seven Directors to one-year terms ending in 2018				Proposal 2 – Ratification of the appointment by our Audit Committee of Grant Thornton LLP, as our independent registered public accounting firm for fiscal year 2017	For ☐	Against ☐	Abstain ☐

(01) John P. Albright	For ☐	Against ☐	Abstain ☐	Proposal 3 – Advisory vote to approve executive compensation	For ☐	Against ☐	Abstain ☐

(02) John J. Allen	For	Against	Abstain	Proposal 4 – Advisory vote	1 year	2 years	3 years	Abstain
	☐	☐	☐	on frequency of advisory vote on executive compensation	☐	☐	☐	☐

(03) Laura M. Franklin	For ☐	Against ☐	Abstain ☐

(04) William L. Olivari	For ☐	Against ☐	Abstain ☐

(05) Howard C. Serkin	For ☐	Against ☐	Abstain ☐

(06) Thomas P. Warlow, III	For ☐	Against ☐	Abstain ☐	The proxies are authorized to vote in their discretion upon any other business as may properly come before the meeting within the limits of Rule 14a-4(c) under the Securities Exchange Act of 1934.

(07) Casey R. Wold	For ☐	Against ☐	Abstain ☐	This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees, FOR Proposals 2 and 3 and “1 year” on Proposal 4.

				Mark here for address change			☐

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, attorneys, etc. should give full title as such. If the signer is a corporation or partnership, please sign full corporate name by duly authorized officer.

☐	IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW	☐

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

☐

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Telephone (using a touch-tone phone); or

2. Online; or

3. By Mail.

A vote by telephone or online authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy card. Please note that online and telephone votes must be cast prior to 3:00 a.m. Eastern Daylight Time, on April 26, 2017. It is not necessary to return this proxy card if you vote online or by telephone.

Vote by Telephone Call Toll-Free on a touch-tone phone any time prior to 3:00 a.m. Eastern Daylight Time, on April 26, 2017: 1-866-641-4276	Vote Online Any time prior to 3:00 a.m. Eastern Daylight Time, on April 26, 2017 go to www.ViewOurMaterial.com/CTO

Please note that the last vote received, whether online, by telephone or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	www.ViewOurMaterial.com/CTO

Your vote is important!